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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Fair Isaac Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

FAIR ISAAC CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD FEBRUARY 5, 2008,
AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Please take notice that the Annual Meeting of the Stockholders of Fair Isaac Corporation (“Annual Meeting”) will be held at the time and place and for the purposes indicated below.

TIME	9:30 A.M., local time, on Tuesday, February 5, 2008

PLACE	Offices of Fair Isaac Corporation 200 Smith Ranch Road San Rafael, California

ITEMS OF BUSINESS	1. To elect ten directors to serve until the 2009 Annual Meeting and thereafter until their successors are elected and qualified;

2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2008; and

3. To transact such other business as may properly come before the meeting or any adjournment thereof.

All of the above matters are more fully described in the accompanying proxy statement.

RECORD DATE	You can vote if you were a stockholder of record at the close of business on December 10, 2007. A complete list of stockholders entitled to vote at the Annual Meeting shall be open to the examination of any stockholder, for any purpose germane to the Annual Meeting, during ordinary business hours for at least ten days prior to the Annual Meeting at our offices at 901 Marquette Avenue, Suite 3200, Minneapolis, Minnesota.

ANNUAL REPORT	Our 2007 Annual Report on Form 10-K accompanies this proxy statement.

VOTING	Your Vote is Important. We invite all stockholders to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose or follow the Internet or telephone voting instructions on the proxy card. Any registered stockholder attending the meeting may vote in person even if he or she returned a proxy card.

ADMITTANCE TO MEETING	Admittance to the Annual Meeting will be limited to stockholders. If you are a stockholder of record and plan to attend, please detach the admission ticket from your proxy card and bring it with you to the Annual Meeting. Stockholders who arrive at the Annual Meeting without an admission ticket will be required to present identification matching the corresponding stockholder account name at the registration table located outside the meeting room. If you are a stockholder whose shares are held by a bank, broker or other nominee, you will be asked to certify to such ownership at the registration table prior to the Annual Meeting.

Mark R. Scadina
Senior Vice President, General Counsel and Secretary

December 19, 2007

THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

Proxy Statement ANNUAL MEETING AND VOTING
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
BOARD MEETINGS, COMMITTEES AND ATTENDANCE
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
DIRECTOR COMPENSATION FOR 2007
EXECUTIVE COMPENSATION
COMPENSATION OF NAMED EXECUTIVES
GRANTS OF PLAN-BASED AWARDS IN 2007
OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END
2007 OPTION EXERCISES AND STOCK VESTED
NONQUALIFIED DEFERRED COMPENSATION FOR 2007
ESTIMATED CHANGE IN CONTROL OR TERMINATION BENEFITS AT 2007 FISCAL YEAR-END

Fair Isaac Corporation
901 Marquette Avenue, Suite 3200
Minneapolis, Minnesota 55402-3232

Proxy Statement

ANNUAL MEETING AND VOTING

Why did I receive this proxy statement?

The Board of Directors is soliciting your proxy to vote at the Annual Meeting of Stockholders (“Annual Meeting”) to be held on Tuesday, February 5, 2008, because you were a stockholder of Fair Isaac Corporation (“Fair Isaac,” “the Company,” “we,” “our,” “us”) at the close of business on December 10, 2007, the record date, and are entitled to vote at the meeting.

This proxy statement, the proxy card and the Annual Report on Form 10-K (the “Proxy Material”) are being mailed to stockholders beginning on or about January 8, 2008. The proxy statement summarizes the information you need to know to vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services (“Mellon”), you are considered the “stockholder of record” with respect to those shares. We sent the Proxy Material directly to you. You have the right to vote these shares directly.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. In this case, the Proxy Material has been forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or the Internet.

What am I voting on?

•	Election of ten directors: A. George Battle; Tony J. Christianson; Nicholas F. Graziano; Mark N. Greene; Alex W. Hart; Guy R. Henshaw; James D. Kirsner; William J. Lansing; Allan Z. Loren; and Margaret L. Taylor;

•	Ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending September 30, 2008; and

•	Any other such business as may properly come before the meeting or any adjournment thereof.

The Board recommends a vote FOR each of the nominees to the Board of Directors and FOR the ratification of Deloitte’s appointment as independent registered public accounting firm for the fiscal year ending September 30, 2008.

What is the voting requirement to elect the directors?

A plurality of the votes cast is required for the election of each of the ten nominees for director.

What is the voting requirement to ratify the appointment of Deloitte?

The affirmative vote of a majority of the shares present or represented by proxy and entitled to vote is necessary to ratify the appointment of Deloitte as our independent auditors for the fiscal year ending September 30, 2008. Abstentions will be counted toward a quorum and have the effect of negative votes with respect to this proposal. In the event that a broker indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, such broker nonvotes will also be counted toward a quorum and will have the same effect as negative votes. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will tabulate affirmative votes, negative votes, abstentions and broker nonvotes.

What if other business is properly brought before the Annual Meeting for stockholder action?

The Board knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters are properly brought before the Annual Meeting, the persons named as proxies in the accompanying proxy card will have discretion with respect to how to vote the shares represented by them.

How many votes do I have?

You are entitled to one vote for each share of Common Stock that you hold, except for the election of directors. Because you may cumulate your votes in the election of directors, you are entitled to as many votes as equal the number of shares held by you at the close of business on the record date, multiplied by the number of directors to be elected.

How do I cumulate my votes in the election of directors?

You are entitled to as many votes as equal the number of shares held by you at the close of business on the record date, multiplied by the number of directors to be elected. You may cast all of your votes for a single nominee or apportion your votes among any two or more nominees. However, no stockholder may cumulate votes unless the name or names of the candidate or candidates for whom votes are cast have been placed in nomination prior to the voting, and the stockholder has given notice at the Annual Meeting prior to the voting of the stockholder’s intention to cumulate votes. If any one stockholder has given such notice, all stockholders may cumulate their votes for candidates in nomination.

You may withhold votes from any or all nominees. Except for the votes that stockholders of record withhold from any or all nominees, the persons named in the proxy card will vote such proxy FOR and, if necessary, will exercise their cumulative voting rights to elect the nominees as directors of the Company.

How do I vote?

You may vote using any of the following methods:

•	Proxy card. Be sure to complete, sign and date the card and return it in the prepaid envelope. If you are a stockholder of record and you return your signed proxy card without indicating your voting preferences, the persons named in the proxy card will vote FOR the election of directors and the ratification of the appointment of Deloitte as our independent registered public accounting firm for fiscal 2008.

•	By telephone or the Internet. The telephone and Internet voting procedures we established for stockholders of record are designed to authenticate your identity, allow you to give your voting instructions and confirm that these instructions have been properly recorded. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or nominee. Therefore, we recommend that you follow the voting instructions in the materials you receive.

•	In person at the Annual Meeting. All stockholders may vote in person at the Annual Meeting. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or nominee and present it to the inspector of election with your ballot when you vote at the meeting.

What can I do if I change my mind after I vote my shares?

If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	Sending written notice of revocation to the Corporate Secretary of Fair Isaac;

•	Submitting a new, proper proxy by telephone, Internet or paper ballot after the date of the revoked proxy; or

•	Attending the Annual Meeting and voting in person.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or nominee. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

Who will count the vote?

Representatives of Mellon will tabulate the votes and act as the inspector of election.

What shares are included on the proxy card?

The shares on your proxy card represent shares you own.

Is my vote confidential?

Any proxy, ballot or other voting material that identifies the particular vote of a stockholder and contains the stockholder’s request for confidential treatment will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law. We may be informed whether or not a particular stockholder has voted and will have access to any comment written on a proxy, ballot or other material and to the identity of the commenting stockholder. The inspector of election will be an independent third party not under our control.

What constitutes a quorum?

As of the record date, 49,258,157 shares of Fair Isaac Common Stock were issued and outstanding. A majority of the outstanding shares, present or represented by proxy, constitutes a quorum for the purpose of adopting proposals at the Annual Meeting. If you submit a properly executed proxy, then you will be considered part of the quorum.

Who can attend the Annual Meeting?

All stockholders as of the record date may attend the Annual Meeting but must have an admission ticket. If you are a stockholder of record, the ticket attached to the proxy card will admit you. If you are a beneficial owner, you may request a ticket by writing to the Corporate Secretary, 901 Marquette Avenue, Suite 3200, Minneapolis, Minnesota 55402-3232, or by faxing your request to 612-758-6002. You must provide evidence of your ownership of shares with your ticket request, which you can obtain from your broker, bank or nominee. We encourage you or your broker to fax your ticket request and proof of ownership in order to avoid any mail delays. Stockholders who arrive at the Annual Meeting without an admission ticket will be required to present identification matching the corresponding stockholder account name at the registration table located outside the meeting room. If you are a stockholder whose shares are held by a bank, broker or other nominee, you will be asked to certify to such ownership at the registration table prior to the Annual Meeting.

What happens if a nominee for director is unable to serve as a director?

If any of the nominees becomes unavailable for election, which we do not expect, votes will be cast for such substitute nominee or nominees as may be designated by the Board of Directors, unless the Board of Directors reduces the number of directors.

What are Fair Isaac’s costs associated with this proxy solicitation?

We have hired Georgeson Shareholder Communications, Inc. to assist in the distribution of Proxy Material and solicitation of votes for $8,000 plus reasonable out-of-pocket expenses. Fair Isaac employees, officers and directors may also solicit proxies. We will bear the expense of preparing, printing and mailing the Proxy Material, and reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the owners of Common Stock.

How can I obtain the Company’s corporate governance information?

The following Fair Isaac corporate governance documents are available on our website at www.fairisaac.com under the “Investors” tab and are also available in print and free of charge, to any stockholder who requests them:

•	Corporate Governance Guidelines;

•	Board Committee Charters — Audit Committee, Governance, Nominating and Executive Committee, and Compensation Committee;

•	Code of Business Conduct and Ethics;

•	Code of Ethics for Senior Financial Management; and

•	Director Independence Criteria.

The Company is listed on the New York Stock Exchange (“NYSE”). As an NYSE-listed company, our Chief Executive Officer must certify annually that he is not aware of any violation by the Company of NYSE corporate governance listing standards as of the date of that certification. The most recent Chief Executive Officer’s certification was filed with the NYSE on March 13, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Do any stockholders own more than five percent of Fair Isaac’s stock?

Yes. As of November 30, 2007, publicly available information indicated that certain stockholders were beneficial owners of more than five percent of the outstanding shares of our Common Stock. The information in the table below the following question is as reported in their filings with the Securities and Exchange Commission (“SEC”). We are not aware of any other beneficial owner of more than five percent of our Common Stock.

What is the security ownership of directors and executive officers?

The following table sets forth the beneficial ownership of our Common Stock: (i) as of November 30, 2007, for each director and nominee for director, each executive officer named in the Summary Compensation Table below, and by all directors (including nominees) and executive officers of the Company as a group; and (ii) by each person known to us to beneficially own more than 5% of our outstanding Common Stock.

Directors, Nominees, Executive Officers	Beneficial Ownership[1]
and 5% Stockholders	Number	Percent[2]

FMR Corp.[3]	8,495,512	17.2%
82 Devonshire Street Boston, MA 02109
Southeastern Asset Management, Inc.[3]	3,711,550	7.5%
6410 Poplar Avenue Suite 900 Memphis, TN 38119
Neuberger Berman, LLC[3]	3,056,782	6.2%
605 Third Avenue New York, NY 10158-3698
Sandell Asset Management Corp.[3]	2,874,000	5.8%
40 West 57th Street 26th Floor New York, NY 10020
Thomas Grudnowski[4]	680,834	1.4%
Charles Osborne[5]	290,916	*
Eric Educate[6]	201,181	*
A. George Battle[7]	191,260	*

Directors, Nominees, Executive Officers	Beneficial Ownership[1]
and 5% Stockholders	Number	Percent[2]

Tony Christianson[8]	187,136	*
Richard Deal[9]	156,651	*
Margaret Taylor[10]	137,036	*
Alex Hart[11]	124,741	*
Michael Campbell[12]	120,000	*
Guy Henshaw[13]	119,106	*
Bernhard Nann[14]	79,623	*
James Kirsner[15]	12,225	*
William Lansing[16]	23,145	*
Mark Greene	—	*
Nicholas Graziano	—	*
Allan Loren	—	*
All executive officers and directors and director nominees as a group (19 persons)[17]	1,748,271	3.5%

*	Represents holdings of less than 1%.

[1]	To the Company’s knowledge, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

[2]	If the named person holds stock options exercisable on or prior to January 29, 2008, the shares underlying those options are included in the number for such person as if such person had exercised those options. Shares deemed issued to a holder of stock options pursuant to the preceding sentence are not deemed issued and outstanding for purposes of the percentage calculation with respect to any other stockholder.

[3]	Information as to this person (including affiliated entities) is based on the report on the Form 13F filed by this person as of September 30, 2007. The Company has no current information concerning this person’s voting or dispositive power with respect to the shares reported in the table.

[4]	Includes options to purchase 658,334, shares. Mr. Grudnowski’s direct holdings of 22,500 shares is based on a Form 4 filed by Mr. Grudnowski on November 21, 2005. The Company has no current information concerning Mr. Grudnowski’s direct ownership.

[5]	Includes options to purchase 266,251 shares.

[6]	Includes options to purchase 196,251 shares.

[7]	Includes options to purchase 164,250 shares. Also includes 6,388 shares held by Mr. Battle’s adult son and includes 2,000 shares held by his adult daughter, neither of whom share Mr. Battle’s household. Mr. Battle disclaims beneficial ownership of the shares held by his son and daughter.

[8]	Includes options to purchase 165,761 shares. Mr. Christianson claims beneficial ownership of the options. Also includes 21,375 shares held by Adam Smith Growth Partners. Mr. Christianson disclaims beneficial ownership of the shares held by the partnership, except for his own pecuniary interest in those common shares. Mr. Christianson is Chairman of Adam Smith Companies, the General Partner of ASGP.

[9]	Includes options to purchase 145,062 shares.

[10]	Includes options to purchase 125,036 shares.

[11]	Includes options to purchase 112,741 shares.

[12]	Represents options to purchase 120,000 shares.

[13]	Includes options to purchase 76,541 shares.

[14]	Includes options to purchase 63,625 shares.

[15]	All of Mr. Kirsner’s shares are held by the Kirsner Family Trust.

[16]	Includes options to purchase 18,145 shares.

[17]	Includes the shares in notes 5 thru 16 above, including a total of 1,549,351 shares subject to options exercisable on or prior to January 29, 2008, by all the persons in the group.

Section 16(a) Beneficial Ownership Reporting Compliance

Directors and persons who are considered “officers” of the Company for purposes of Section 16(a) of the Securities Exchange Act of 1934 and greater than ten percent stockholders (“Reporting Persons”) are required to file reports with the SEC showing their holdings of and transactions in the Company’s securities. Our employees generally prepare these reports on the basis of information obtained from each director and officer. Based on the information available to us, we believe that all reports required by Section 16(a) of the Exchange Act to be filed by its directors, executive officers, and greater than 10% owners during the last fiscal year were filed on time, except that Mr. Bernhard Nann had one late Form 4 filing in March 2007 related to delays in obtaining his SEC filing codes following his promotion to be an executive officer of the Company. The late filing reported a sale of Employee Stock Purchase Plan holdings by Mr. Nann’s wife, a former employee of the Company, that occurred following Mr. Nann’s promotion but prior to his obtaining SEC filing codes.

PROPOSAL 1

ELECTION OF DIRECTORS

How many directors are being elected this year?

Our Bylaws specify that the Board of Directors will establish by vote how many directors will serve on the Board. The Board of Directors has set the number of directors at ten, each of whom is up for election each year.

How are directors elected?

Directors are elected by a plurality of the votes cast by the stockholders at a meeting at which a quorum is present. Plurality means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention, broker nonvotes or otherwise) have no impact on the election of directors.

What is the length of the term?

Each director is elected for a one year term, or until a replacement who duly meets all requirements is duly elected.

How are nominees selected?

Our Governance, Nominating and Executive Committee selects nominees on the basis of recognized achievements and their ability to bring various skills and experience to the deliberations of the Board, as described in more detail in the Corporate Governance Guidelines available on our website at www.fairisaac.com. Nonemployee nominees must be independent as defined in the listing standards of the NYSE. All of the current nominees to the Board were recommended as nominees by the Governance, Nominating and Executive Committee, and the full Board subsequently voted unanimously to recommend them to the stockholders as nominees. All of the nominees are presently serving on our Board, except for Mr. Graziano and Mr. Loren, who are new nominees for the Board.

Why are there two new nominees for the Board?

Pursuant to an agreement between the Company and certain stockholders of the Company who are affiliated with Sandell Asset Management Corp. (collectively, the “Sandell Group”), the Company agreed to propose two director nominees — Nicholas F. Graziano, an individual affiliated with the Sandell Group and Allan Z. Loren, former chairman and chief executive officer of the Dun & Broadstreet Corporation (“D&B”) — in addition to the eight current directors being nominated for reelection. Pursuant to such agreement, the Sandell Group will cause all shares of the Company’s Common Stock beneficially owned by it to be present and voted in favor of the Nominees and other candidates recommended by the Board at the Annual Meeting. The agreement also provides that if the Sandell Group’s beneficial ownership of the Company’s Common Stock becomes less than three percent of the Company’s outstanding shares as a result of Sandell Group transfers, then upon a majority vote of the Board (excluding Mr. Graziano and Mr. Loren), Mr. Graziano and Mr. Loren shall immediately tender their resignations from the Board. In connection with the foregoing, the Company increased the size of the Board from eight to ten directors.

The agreement with the Sandell Group also contains certain restrictions on the Sandell Group, which generally terminate eighty days prior to the date of the Company’s 2009 Annual Meeting (the “Standstill Period”). During the Standstill Period, the Sandell Group is restricted from increasing its investment in the Company above ten percent of the Company’s outstanding shares of Common Stock. During the Standstill Period, the Sandell Group is also restricted, subject to certain limited exceptions, from activities with respect to: (i) influence or control of Company management or obtaining Board representation, engaging in activities in opposition to the Board recommendations or submitting any proposal or director nomination to the Company’s stockholders, or soliciting, encouraging or in any way participating in the solicitation of any proxies with respect to any voting securities of the Company; (ii) participation in any “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 other than the Sandell Group; (iii) public disparagement of any member of the Board or Company management; and (iv) certain transfers of Company common stock without the prior written consent of the Company.

Are stockholders able to nominate director candidates?

Yes. Our Governance, Nominating and Executive Committee considers director candidates recommended by stockholders who are entitled to vote for the election of directors at the Annual Meeting and comply with the notice procedures described below. A stockholder who wishes to nominate a candidate must send a written notice to the Fair Isaac Corporate Secretary. Each notice must include the following information about the nominee:

•	Name, age, and business and residence addresses;

•	Principal occupation or employment;

•	Class, series and number of shares of Fair Isaac beneficially owned;

•	A statement of the person’s citizenship; and

•	Any other information that must be disclosed about nominees in proxy solicitations pursuant to Regulation 14A under the Exchange Act (including the nominee’s written consent to be named as a nominee and to serve as a director if elected).

Each notice must also include the following information about the nominating stockholder:

•	The name and address, as they appear in our records, and

•	The class, series and number of shares of Fair Isaac beneficially owned.

We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of the proposed nominee to serve as a director.

Our Corporate Secretary must receive this information not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding Annual Meeting. In the case of an Annual Meeting which is held on a date other than the first Tuesday of February, or the next business day, if such Tuesday is a legal holiday, and less than 70 days’ notice or prior public disclosure of the date of the scheduled meeting is given or made to stockholders, in order for notice by the stockholder to be considered timely, it must be received no later than the earlier of (a) the close of business on the 10th day following the date on which notice of the date of the scheduled Annual Meeting was mailed or such public disclosure was made, whichever occurs first, or (b) two days prior to the date of the scheduled Annual Meeting.

What happens if a nominee becomes unavailable to serve once placed on the ballot?

Each of the nominees has consented to being named in the proxy statement and to serve if elected. If any nominee becomes unavailable to serve, however, the persons named in the enclosed form of proxy intend to vote the shares represented by the proxy for the election of such other person or persons as may be nominated or designated by management, unless they are directed by the proxy to do otherwise.

Director Nominees

The following persons have been nominated for election as directors:

A. George Battle.  Director since August 1996 and Chair of the Board of Directors since February 2002; Chair of the Governance, Nominating and Executive Committee; Age 63.

From January 2004 through August 1, 2005, Mr. Battle served as Executive Chairman of Ask Jeeves, Inc., a provider of information search and retrieval services. From December 2000 until January 2004, Mr. Battle served as Chief Executive Officer of Ask Jeeves. From 1968 until his retirement in 1995, Mr. Battle was an employee and then partner of Arthur Andersen LLP and Accenture Ltd., global accounting and consulting firms. Mr. Battle’s last position at Accenture was Managing Partner, Market Development, responsible for Accenture’s worldwide industry activities, its Change Management and Strategic Services offerings, and worldwide marketing and advertising. Mr. Battle is a director of the following public companies in addition to Fair Isaac: Netflix Inc., Advent Software, Inc., and Expedia, Inc. He is also a director of the Masters Select family of funds. Mr. Battle received an undergraduate degree from Dartmouth College and an M.B.A. from the Stanford University Business School.

Tony J. Christianson.  Director since November 1999; Member of the Compensation Committee; Age 55.

Since 1980, Mr. Christianson has been the Chairman of Cherry Tree Companies, an investment management and investment banking firm. Mr. Christianson is a director of the following public companies in addition to Fair Isaac: Dolan Media Company, Titan Machinery, Inc. and Peoples Educational Holdings. He received an undergraduate degree from Saint John’s University, Collegeville, Minnesota, and an M.B.A. from Harvard Business School.

Nicholas F. Graziano.  New Nominee; Age 35.

Since September 2006, Mr. Graziano has been a Managing Director of Sandell Asset Management Corp., an investment manager. From February 2004 to July 2006, Mr. Graziano was an investment analyst with Icahn Associates Corp, the primary investment vehicle of Carl Icahn including Icahn Partners, a multi-billion dollar global hedge fund. From February 2002 to February 2004, Mr. Graziano was an analyst with March Partners LLC, a global event-driven hedge fund. From May 1999 to May 2000, and from September 2000 to October 2001, Mr. Graziano was employed as a Vice President in the Investment Banking Department of Thomas Weisel Partners, an investment bank. From May 2000 to September 2000, Mr. Graziano was Vice President of Business Development at Forbes.com, the online subsidiary of Forbes Inc. From 1995 to 1999, Mr. Graziano was employed by Salomon Smith Barney as an Associate in the Financial Sponsors Group. Mr. Graziano is a director of the following public companies in addition to Fair Isaac: InfoSpace, Inc. and WCI Communities, Inc. Mr. Graziano earned an undergraduate degree and an M.B.A. from Duke University.

Mark N. Greene.  Director since February 2007; Age 53.

Dr. Greene joined Fair Isaac as Chief Executive Officer and director in February 2007. From 1995 to 2007, he held various leadership positions in the financial services industry segment and software business groups of IBM. Prior to joining IBM, he served in leadership roles with Technology Solutions Company, Berkeley Investment Technologies, and Citicorp. From 1982 until 1988, he was an economist with the Federal Reserve Board. He received his bachelor’s degree from Amherst and his masters and doctorate degrees from the University of Michigan.

Alex W. Hart.  Director since August 2002; Member of the Compensation Committee; Age 67.

Since November 1997, Mr. Hart has been an independent consultant to the financial services industry. He served as Chief Executive Officer of Advanta Corporation, a consumer lending company, from August 1995 to November 1997, and as its Executive Vice Chairman from March 1994 to August 1995. From November 1988 to March 1994, he served as President and Chief Executive Officer of MasterCard International. Mr. Hart is a director of the following public companies in addition to Fair Isaac: Global Payments, Inc., where he chairs the Governance Committee and serves on the Compensation Committee; SVB Financial Inc., f/k/a Silicon Valley Bancshares Inc., where he serves as Chairman of the Board, chairs the Governance Committee and sits on the Compensation Committee; and VeriFone Inc., where he is a member of the Governance and Nominating Committee. He served as a director of HNC Software Inc. from October 1998 through August 2002. Mr. Hart holds an undergraduate degree from Harvard University.

Guy R. Henshaw.  Director since February 1994; Chair of the Audit Committee and member of the Governance, Nominating and Executive Committee; Age 61.

Since October 1995, Mr. Henshaw has been a partner in Henshaw/Vierra Management Counsel, L.L.C., a strategy and management consulting firm. Since 1999, he has also been a Vice President of Eubel, Brady & Suttman Asset Management, an investment management firm, located in Dayton, Ohio. From January 1992 until September 1995, he was Chairman and Chief Executive Officer of Payday, a payroll outsourcing services company. From 1984 to 1991, he was President, Chief Financial Officer and a director of Civic BanCorp. Mr. Henshaw is not a director of any public company other than Fair Isaac. He received an undergraduate degree from Ripon College and an M.B.A. from Wharton School of Business at the University of Pennsylvania.

James D. Kirsner.  Director since February 2007. Member of the Audit Committee. Age 64.

In 2001, Mr. Kirsner served as a consultant and interim Chief Operating Officer of Tukman Capital Management, an equity management firm. From 1993 until 2001, Mr. Kirsner was the Chief Financial Officer and head of Barra Ventures at Barra, Inc., an investment risk management services company. From 1967 until 1993, Mr. Kirsner was an audit professional with Arthur Andersen LLP, an international accounting and consulting firm. Mr. Kirsner was a partner in the firm from 1977 until his retirement in 1993. Mr. Kirsner is a director of the following public companies in addition to Fair Isaac: Bank of Marin Bancorp, where he serves on the Audit and Wealth Management Committees; and Advent Software, Inc., where he serves on the Audit and Compensation Committees. Mr. Kirsner received his undergraduate and masters degrees from Wharton School of Business at the University of Pennsylvania.

William J. Lansing.  Director since February 2006; Member of the Audit Committee. Age 49.

From 2004 until 2007, Mr. Lansing served as Chief Executive Officer and President of Value Vision Media, Inc., which owns and operates Shop NBC. From 2001 to 2003, he served as a General Partner of General Atlantic LLC, a global private equity firm. From 2000 to 2001, he was Chief Executive Officer of NBC Internet, Inc., an integrated Internet media company. From 1998 to 2000, he served as President, then as Chief Executive Officer of Fingerhut Companies, Inc., a direct marketing company. From 1996 to 1998, he was Vice President, Corporate Business Development for General Electric Company. In 1996, he was Chief Operating Officer/Executive Vice President of Prodigy, Inc. From 1986 through 1995, Mr. Lansing worked with McKinsey & Company, Inc. Mr. Lansing serves on the following public company boards in addition to Fair Isaac: Digital River, Inc. and RightNow Technologies, Inc. He holds an undergraduate degree from Wesleyan University and a J.D. from Georgetown University.

Allan Z. Loren.  New Nominee; Age 69.

Mr. Loren is an Operating Partner at GRS Partners, a New York-based private equity firm that makes growth capital investments in business services companies. Mr. Loren previously served as both Chairman and CEO of D&B from May 2000 to January 2005 and as Chairman until May 2005. Prior to D&B, Mr. Loren served as Executive Vice President and Chief Information Officer for American Express for six years. He was President and CEO of Galileo International from 1991 to 1994 and President of Apple Computer U.S.A. from 1988 to 1991. Mr. Loren holds an undergraduate degree from Queens College, City of New York.

Margaret L. Taylor.  Director since December 1999; Chair of the Compensation Committee; Member of the Governance, Nominating and Executive Committee; Age 56.

Since 2000, Ms. Taylor has served as a managing partner of B Cubed Ventures LLC, a venture capital investment management firm. From 1999 to 2005, Ms. Taylor served as President of PeopleSoft Investments, Inc., an investment management subsidiary of PeopleSoft, Inc., a developer of enterprise client/server application software products. From 1989 until 1999, she was a Senior Vice President of PeopleSoft, Inc. From 1986 to 1988 she was Vice President, Trust and Investment Management of Hibernia Bank. Ms. Taylor is a director of the following public company in addition to Fair Isaac: HireRight, Inc., where she is the chair of the Compensation Committee and member of the Nominating and Corporate Governance Committees; RightNow Technologies, Inc. She holds an undergraduate degree from Lone Mountain College in San Francisco, California.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

It is the responsibility of the Audit Committee to select and retain independent auditors. Our Audit Committee has appointed Deloitte as our independent auditors for the Company’s fiscal year ending September 30, 2008. Although stockholder ratification of the Audit Committee’s selection of independent auditors is not required by our Bylaws or otherwise, we are submitting the selection of Deloitte to stockholder ratification so that our stockholders may participate in this important corporate decision. If not ratified, the Audit Committee will reconsider the selection, although the Audit Committee will not be required to select different independent auditors for the Company.

Representatives of Deloitte will be present at the Annual Meeting and will have an opportunity to make a statement and respond to questions from stockholders present at the meeting.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by the Company’s independent auditors for the fiscal years ended September 30, 2007, and September 30, 2006, for the audit of our annual financial statements for, and fees for other services rendered by, the firm during those respective periods.

	2007	2006

Audit Fees	$2,960,000	$2,720,000
Audit-Related Fees	546,000	519,000
Tax Fees	55,000	346,000
All Other Fees	2,000	2,000

Total	$3,563,000	$3,587,000

Audit Fees.  Audit fees consisted of fees for services rendered in connection with the annual audit of our consolidated financial statements, quarterly reviews of financial statements included in our quarterly reports on Form 10-Q, audit of management’s assessment of the effectiveness of our internal control over financial reporting and the audit of internal control over financial reporting. Audit fees also consisted of services provided in connection with statutory audits, consultation on accounting matters and SEC registration statement services.

Audit-Related Fees.  Audit-related fees consisted principally of fees for audits of financial statements of employee benefit plans, vendor compliance audits, due diligence related to acquisitions, and fees related to operational system attestation services.

Tax Fees.  Tax services consisted of fees for tax consultation and tax compliance services.

Our Audit Committee considers whether the provision of services other than for audit fees is compatible with maintaining our independent auditor’s independence, and has determined that these services for fiscal 2007 and 2006 were compatible. None of the services described above were approved by the Audit Committee pursuant to the exception provided by paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X under the Exchange Act.

Policy on Audit Committee Preapproval of Audit and Non-Audit Services of Independent Auditors

Our Audit Committee is responsible for appointing, setting compensation, and overseeing the work of the independent auditors. The Audit Committee has established a policy regarding preapproval of all audit and permitted non-audit services provided by the independent auditors.

On an ongoing basis, management communicates specific projects and categories of service for which it requests the advance approval of the Audit Committee. The Audit Committee reviews these requests and advises management if the Audit Committee approves the engagement of the independent auditors. On a periodic basis, management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The Audit Committee may also delegate the ability to preapprove audit and permitted non-audit services to a subcommittee consisting of one or more members, provided that any such preapprovals are reported on at the next Audit Committee meeting.

Vote Required

The affirmative vote of a majority of the shares present and entitled to vote is required to ratify this proposal.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

How does Fair Isaac determine if a director is independent?

Our Board of Directors has determined that all of the current directors except Dr. Greene meet its independence standards, which are set forth in the Corporate Governance Guidelines on our website at www.fairisaac.com. The Board defines an independent director as one who has no material relationship with the Company or its subsidiaries either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. In addition, independent directors must meet the requirements to be considered independent directors as defined under the current rules of the NYSE. In addition, the two new nominees for the Board would also meet the independence standards.

Are there any directors or nominees who are not independent?

Yes. Dr. Greene is not independent, as he is employed by us as our CEO.

Are there any family relationships between any of the nominees, continuing directors and executive officers of Fair Isaac?

No.

How does Fair Isaac determine if a transaction includes a related person?

We maintain a written policy for the approval of any related person transactions that we are required to report in the annual proxy statement. A related person, for purposes of our policy, means:

•	Any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer or a nominee for director;

•	Any person known to be the beneficial owner of more than 5% of our Common Stock; or

•	Any immediate family member of the foregoing persons.

“Immediate family members” include children, stepchildren, parents, stepparents, spouses, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and any other person (other than a tenant or employee) sharing the household of one of these individuals.

Under the Related Persons Transaction Policy, any transaction, arrangement or relationship between us and a related person must be reviewed by the Audit Committee, except that the following transactions, arrangements or relationships are exempt under the Policy:

•	Payment of compensation by the Company to a Related Person for the Related Person’s service to the Company as a director, officer or employee;

•	Transactions available to all employees or all shareholders of the Company on the same terms; and

•	Transactions, which when aggregated with the amount of all other transactions between the Company and the Related Person or any entity in which the Related Person has an interest, involve less than $120,000 in a fiscal year.

In determining whether to approve a Related Persons Transaction, the Audit Committee will also consider the following:

•	Whether the terms are fair to the Company;

•	Whether the transaction is material to the Company;

•	The importance of the Related Persons Transaction to the Related Persons;

•	The role the Related Person has played in arranging the Related Persons Transaction;

•	The structure of the Related Persons Transaction; and

•	The interests of all Related Persons in the Related Persons Transaction.

We will only enter into a Related Persons Transaction if the Audit Committee determines that the Related Persons Transaction is beneficial to the Company, and the terms of the Related Persons Transaction are fair to the Company.

BOARD MEETINGS, COMMITTEES AND ATTENDANCE

What committees of the Board of Directors does Fair Isaac have?

Our board has three committees: Audit, Compensation, and Governance, Nominating and Executive. All of the members of the committees are independent directors under the NYSE listing standards. Each committee’s charter expressly provides that the committee has the sole discretion to retain, compensate, and terminate its advisors. Current copies of the charters of the three committees are available on our website at www.fairisaac.com.

Which directors are on each committee? Who chairs the committees?

Governance,
Nominating and
Name of Nonemployee Director	Audit	Compensation	Executive

A. George Battle			C
Tony J. Christianson		X
Alex W. Hart		X
Guy R. Henshaw	C		X
James D. Kirsner	X
William J. Lansing	X
Margaret L. Taylor		C	X

C=Chair; X=Committee Member

Audit Committee

What is the role of the Audit Committee? How often did it meet in fiscal 2007?

Among other responsibilities, the Audit Committee assists the Board in its oversight of:

•	The integrity of our financial statements;

•	Compliance with legal and regulatory requirements;

•	The adequacy of our internal control over financial reporting; and

•	The independence and performance of our internal auditors and independent registered public accountants.

In addition, the Audit Committee has the sole authority to retain, compensate, and terminate the independent registered public accounting firm. During fiscal 2007, the Audit Committee met eight times.

Does the Audit Committee review the audited financial statements with management?

Yes, and on an annual basis it provides an Audit Committee Report wherein it states that it recommends to the Board that the audited financial statements be included in our Annual Report on Form 10-K. The Audit Committee Report for this year follows.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee selects and retains an independent registered public accounting firm as the Company’s independent auditor and assists the Board in overseeing (1) the integrity of the Company’s financial statements, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditor, and (4) the compliance by the Company with legal and regulatory requirements. The Board of Directors has adopted a written charter for the Audit Committee that addresses the responsibilities of the Audit Committee. This charter, as amended and restated October 29, 2007, is available on the Company’s website.

While the Audit Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable legal and other requirements. These are the responsibilities of management and the independent auditor. Additionally, in performing its oversight function, the Audit Committee necessarily relies on the work and assurances of, and information provided by, management and the independent auditor.

Deloitte & Touche LLP (“Deloitte”) served as the Company’s independent auditor for the fiscal year ended September 30, 2007. In fiscal 2007, the Audit Committee met and held discussions with management and Deloitte on numerous occasions. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and Deloitte the Company’s quarterly consolidated financial statements prior to the filing of each

Quarterly Report on Form 10-Q and the audited consolidated financial statements included in the Annual Report on Form 10-K for the fiscal year ended September 30, 2007. The Audit Committee discussed with Deloitte matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). Deloitte also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with Deloitte the firm’s independence.

Based upon the Audit Committee’s discussions with management and the independent auditor, and the Audit Committee’s review of the representations of management and the report of the independent auditor to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007, as filed with the SEC.

Submitted by the Audit Committee:

Guy R. Henshaw, Chair
William J. Lansing
James D. Kirsner

Are all members of the Audit Committee financially literate according to the NYSE standards?

Yes.

Are there any Audit Committee members who meet the SEC standard for being an “audit committee financial expert”?

Yes. All of our Audit Committee members have been determined to be “audit committee financial experts” under the SEC regulations.

Is the Audit Committee charter available on the Internet?

Yes. The Audit Committee Charter is available on our website at www.fairisaac.com under the “Investors” tab.

Compensation Committee

What is the role of the Compensation Committee? How often did it meet in fiscal 2007?

Among other responsibilities, the Compensation Committee:

•	Determines all aspects of compensation of our executive officers;

•	Administers our 1992 Long-term Incentive Plan (“LTIP”) and 2003 Employment Inducement Award Plan (“EIAP”); and

•	Makes recommendations concerning various employee benefit programs.

The Compensation Committee met 16 times in fiscal 2007.

Compensation Committee Interlocks and Insider Participation

Tony J. Christianson, Alex W. Hart, and Margaret L. Taylor served as the members of our Compensation Committee for the fiscal year ended September 30, 2007. Messrs. Christianson and Hart and Ms. Taylor are and were nonemployee directors. No executive officer serves, or in the past has served, as a member of the Board of Directors or Compensation Committee of any entity that has any of its executive officers serving as a member of our Board of Directors or Compensation Committee.

Is the Compensation Committee Charter available on the Internet?

Yes. The Compensation Committee Charter is available on our website at www.fairisaac.com under the “Investors” tab.

Governance, Nominating and Executive Committee

What is the role of the Governance, Nominating and Executive Committee? How many times did it meet in fiscal 2007?

Among other responsibilities, the Governance, Nominating and Executive Committee:

•	Reviews annually with the Board the composition of the Board, the requisite skills and characteristics of new Board members, and the performance and continued tenure of incumbent Board members;

•	Seeks individuals qualified to become Board members for recommendation to the Board;

•	Develops and recommends to the Board the criteria for identifying and evaluating director candidates, and recommends candidates for election or reelection to the Board;

•	Establishes the agenda for each Board meeting in cooperation with the CEO and appropriate senior management;

•	Recommends the membership of the Audit and Compensation Committees;

•	Reviews and assesses the adequacy of the Corporate Governance Guidelines and recommends any proposed changes to the Board for approval;

•	Receives recommendations of the Compensation Committee with respect to the form and amount of director compensation, and, jointly with the Compensation Committee, recommends changes in director compensation to the Board;

•	Takes action between meetings and subject to defined limits with respect to investment, budget and capital and exploratory expenditure matters arising in the normal course of the Company’s business; and

•	Takes action between meetings and subject to defined limits to sell, lease, pledge, mortgage or otherwise dispose of property or assets of the Company.

During fiscal 2007, the Governance, Nominating and Executive Committee met four times.

Is the Governance, Nominating and Executive Committee Charter available on the Internet?

Yes. The Governance, Nominating and Executive Committee Charter is available on our website at www.fairisaac.com under the “Investors” tab.

How many times did the Board of Directors meet in fiscal 2007? What is the attendance record of the directors?

During fiscal 2007, the Board of Directors met 20 times. Each director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which he or she served. Health permitting, all Board members are expected to attend our Annual Meeting. In 2007, all Board members attended the Annual Meeting, except Mr. Hart.

What do I do if I want to communicate with members of the Board of Directors?

Stockholders and other interested parties may communicate with nonmanagement directors by sending written communications to the Board of Directors or specified individual directors by addressing their communications to the Corporate Secretary, Fair Isaac Corporation, 901 Marquette Avenue, Suite 3200, Minneapolis, Minnesota 55402-3232. The communications will be collected by the Corporate Secretary and delivered, in the form received, to the presiding director, or, if so addressed, to a specified director.

Do the independent members of the Board of Directors meet in executive sessions?

Our Corporate Governance Guidelines provide that independent directors will meet in executive session without the Chief Executive Officer or other management present at each regular Board meeting. A. George Battle, the Chair of the Board, is independent and presides at executive sessions held in accordance with our Corporate Governance Guidelines. In fiscal 2007, the Board held seven executive sessions with no management directors or management present.

DIRECTOR COMPENSATION FOR 2007

The table below summarizes the compensation paid by the Company to each nonemployee director for the year ended September 30, 2007.

						Change in
						Pension
						Value and
	Fees					Nonqualified
	Earned or				Non-Equity	Deferred
	Paid in		Stock	Option	Incentive Plan	Compensation	All Other
	Cash		Awards	Awards	Compensation	Earnings	Compensation	Total
	($)		($)	($)[1,2]	($)	($)	($)	($)
Name(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)

A. George Battle	148,000	[3]	—	172,253	—	—	—	320,253
Tony J. Christianson	53,000		—	151,988	—	—	—	204,988
Alex W. Hart	74,000	[4]	—	151,988	—	—	—	225,988
Guy R. Henshaw	53,000		—	172,253	—	—	—	225,253
James D. Kirsner	34,000		—	489,600	—	—	—	523,600
William J. Lansing	43,000		—	151,988	—	—	—	194,988
Margaret L. Taylor[5]	84,000		—	172,253	—	—	—	256,253
Andrew Cecere[6]	12,000		—	—	—	—	—	12,000

[1]	The amounts in this column represent the amounts recognized for financial statement reporting purposes in fiscal 2007, which are equal to the grant date fair value of each award computed in accordance with FAS 123(R). The directors’ annual awards are fully recognized in the year of grant because they are fully exercisable at the time of the grant. Mr. Kirsner’s amount in this column represents his initial grant upon joining the board. Even though such award vests over five years, it becomes fully exercisable in the event he leaves the Board prior to the end of the vesting period and, therefore, it also is fully recognized in the year of grant.

[2]	As of September 30, 2007, the option awards outstanding for each director are as follows: Mr. Battle, 164,250; Mr. Christianson, 165,761; Mr. Hart, 112,741; Mr. Henshaw, 76,541; Mr. Kirsner, 30,000; Mr. Lansing, 42,145; Ms. Taylor, 125,036; Mr. Cecere, 42,750.

[3]	Mr. Battle’s compensation includes a special cash award of $30,000 in recognition of his additional duties in securing a new CEO for the Company.

[4]	Mr. Hart’s compensation includes a special cash award of $20,000 in recognition of his additional duties in securing a new CEO for the Company.

[5]	Ms. Taylor’s compensation includes a special cash award of $20,000 in recognition of her additional duties in securing a new CEO for the Company. Ms. Taylor’s Fees Earned or Paid in Cash includes $25,000 in retainer fees foregone by Ms. Taylor to instead receive 1,249 stock options. The amount recognized for financial statement reporting purposes in fiscal 2007 with respect to such stock options, which was $16,873, is excluded from the “Option Awards” column.

[6]	Mr. Cecere resigned from the Board of Directors effective January 24, 2007, and was not granted any awards in fiscal 2007.

How are Directors compensated?

Dr. Greene receives no compensation for his service as a director other than his employee pay. The compensation program for the nonmanagement directors, excluding the Chair, consists of the following components:

•	A stock option grant upon initial election to the Board;

•	Annual retainer fees;

•	An annual stock option grant; and

•	Committee and Board meeting fees.

Annual Retainer Fee.  In fiscal 2007, each nonmanagement director other than the Chairman of the Board (the “Chair”) received an annual retainer of $20,000, plus $1,000 for each Board or committee meeting attended. Nonmanagement directors who are chairs of standing committees receive an additional $5,000 retainer fee per year. Until May 17, 2007, the Chair received an annual retainer of $40,000 for services as Chair, $5,000 for his services as the Chair of the Governance, Nominating and Executive Committee, plus $2,000 for each Board and $1,000 for each committee meeting attended. At the Board meeting held on May 17, 2007, the Board, without the Chair present, voted to change the annual retainer fee for the Chair to $100,000 per year, regardless of the number of meetings held. Thus, in fiscal 2007, Mr. Battle’s annual retainer was comprised of $45,000 for the period prior to May 17, 2007, and $43,000 for the remainder of the fiscal year.

Each nonmanagement director has the right, prior to the Annual Meeting, to elect to receive annual retainer fees in the form of options to purchase our Common Stock instead of cash, on the same terms as the annual grants to nonmanagement directors, described below. A director who elects to receive his or her annual retainer in the form of a stock option receives a stock option to purchase a number of shares equal to the amount of the retainer divided by one-half of the per share price of our Common Stock on the date of grant. In fiscal 2007, Ms. Taylor received an option to purchase 1,249 shares pursuant to such an election.

Stock Compensation.  Under our LTIP as amended, each nonmanagement director receives a grant of 30,000 nonqualified stock options (the “Initial Grant”) upon election as a nonmanagement director and a grant of 11,250 nonqualified stock options on the date of each Annual Meeting, provided such director has been a nonmanagement director since the prior Annual Meeting (the “Annual Grant”). In addition, each nonmanagement director who serves as a standing committee chair receives 1,500 nonqualified stock options (“Committee Chair Grant”). The exercise price of all such options is equal to the fair market value of our Common Stock on the date of grant. The Initial Grants vest in 20% increments on each of the first through fifth anniversary dates of the director’s election, and they are exercisable in full upon termination of the nonmanagement director’s services for any reason. Annual Grants and Committee Chair Grants are immediately exercisable upon grant. All option grants to nonmanagement directors expire 10 years after the date of grant.

Partial Year Committee Chairs.  If a director becomes a committee chair after the Annual Meeting, he or she receives, in lieu of any other compensation with respect to that position, $15,000, $10,000 or $5,000, if he or she assumes that position in the first through third, fourth through sixth, or seventh through ninth months, respectively, after the Annual Meeting for that year.

Are there Stock Ownership Guidelines for the directors?

Yes. Nonmanagement directors are required to hold 3,000 shares of Fair Isaac stock within five years of beginning service on the board. In addition, the stock ownership guidelines recommend that nonmanagement directors retain 75% of all options exercised, net of costs, until the target is met and 25% thereafter. These stock ownership guidelines are contained in our Corporate Governance Guidelines, available under the “Investors” tab on our website at www.fairisaac.com. Shares of stock owned by the directors and their immediate family members count toward this requirement. All of our directors meet the stock ownership guidelines.

Are the Directors covered by any insurance policies?

Yes. Directors are covered under our director and officer liability insurance policies for claims alleged in connection with their service as directors. We have entered into indemnification agreements with all of our directors agreeing to indemnify them to the fullest extent permitted by law for claims alleged in connection with their service as directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy

The compensation program for executive officers is designed to promote our Company’s financial performance, business strategies, core values and other objectives. This program seeks to enhance shareholder value by linking the financial interests of our Company’s executives with those of our shareholders. Our Compensation Committee has developed and implemented an executive compensation program to deliver a performance-based pay philosophy to achieve the following objectives:

•	Attract and retain talented executive officers who can lead us in the achievement of our business objectives;

•	Provide compensation that is competitive within the relevant industry peer group, and equitable among our Company’s executive officers;

•	Motivate and reward executive officers based on Company achievement and individual performance objectives; and

•	Align our executive officers’ long-term interests with those of our shareholders.

Determination of Compensation

Overview

We use several different compensation elements to implement our compensation philosophy, primarily including base salary, short-term cash incentives and long-term incentive equity awards. We do not use a specific formula to set compensation amounts under each element but instead attempt to achieve an appropriate balance between short-term cash compensation and long-term equity compensation while reflecting market competitive levels tied to role structure and the performance level of the executive officer. The factors considered in determining each compensation element include, but are not limited to, the following:

•	The executive’s performance compared to his or her goals and objectives;

•	The qualifications of the executive and his or her potential for development and performance in the future;

•	Whether the executive’s total compensation, and each element thereof, is at or above the market median for comparable jobs at companies with whom we compete for executive talent;

•	The strategic goals and responsibilities for which the executive has responsibility; and

•	The recommendations of our CEO (except with respect to his own compensation) and Chief Human Resources Officer.

Committee Process

Members of executive management participate in the Compensation Committee’s (the “Committee”) meetings at the Committee’s request. Management’s role is to contribute input and analysis which the Committee considers in making its decisions. Management does not participate in the final determination of the amount or form of executive compensation to be paid to the members of executive management. However, the Committee relies heavily on the recommendations of our CEO and Chief Human Resources Officer in determining compensation for the executive officers, other than the CEO. The CEO and Chief Human Resources Officer work together in weighing various factors, including those described above, to develop compensation recommendations for each executive officer, other than the CEO. These recommendations are provided to and discussed with the Committee. The Committee then consults with its outside compensation consultant, Towers Perrin, regarding these recommendations prior to making a final determination of the compensation for such executive officers. Prior to making decisions impacting executive compensation, the Committee refers to tally sheets, reflecting the amount and elements of each executive’s total compensation.

The Committee leads an annual performance review process of the CEO in connection with the determination of his compensation. As part of this process, one or more Committee members and/or the Chairman of the Board meet with each senior executive to discuss the CEO’s performance using a structured interview approach. In addition, each Board member completes a written evaluation form for the CEO and submits it to the Committee. Based on these interviews and written evaluations, as well as on its own determinations regarding the CEO’s performance, the Committee prepares a final performance review for the CEO. After consulting with Towers Perrin and our Chief Human Resources Officer, the Committee submits a recommendation for the CEO’s compensation to the Board for discussion. Following such discussion, the Committee finalizes its determination of the CEO’s compensation and informs the CEO of such determination, together with the final performance review.

Peer Group Analysis

In connection with our fiscal 2007 executive compensation program, the Committee, in consultation with Towers Perrin and our Chief Human Resources Officer, reviewed tally sheets reflecting current and proposed base salary, cash incentive and long-term incentive equity award levels for our executives. Each element was analyzed relative to survey data published in the Towers Perrin Executive Compensation DataBank (2006) which reflects compensation provided by a broad range of companies that can be broken down by industry grouping. Comparisons were made against the 803 companies in the General Industry grouping of the survey and against the 22 companies in the Computer Hardware, Software and Services Industry grouping of the survey. Data were size-adjusted for our annual revenue using regression analysis. The Committee did not use a more specific peer group due to the diverse nature of the companies with which we compete for executive talent. The Committee considered this information in addition to the factors described above when setting the compensation levels for our executives for fiscal 2007. In particular, the Committee sought to ensure that the total compensation paid to each executive, and each individual element thereof, would be at or above the market median reflected in the survey data provided by Towers Perrin. For fiscal 2008, we plan to continue to target total compensation, and each element thereof, at or above the median of the peer groups identified by Towers Perrin.

Use of Consultants

From time to time and as noted above, the Committee uses outside compensation consultants to assist it in analyzing our Company’s compensation programs and determining appropriate levels of compensation and benefits. Management of the Company, and in particular our Chief Human Resources Officer, may also use outside compensation consultants for similar purposes. While the same consulting firm may provide services to both the Committee and management, it is our general practice to have the Committee and management utilize different personnel from such firms in these circumstances.

Elements of Compensation

The fiscal 2007 executive compensation program consisted of three key elements: (1) base salary; (2) short-term cash incentives; and (3) long-term incentives in the form of stock options and restricted stock units.

Base Salary

We provide base salaries to our executive officers to compensate them for fulfilling their primary responsibilities and to provide financial stability and predictable cash flow. Base salaries for executive officers are determined by reviewing and comparing salaries and the corresponding job descriptions offered for similar positions by utilizing the services of Towers Perrin, as described above. The Committee generally sets base salaries at or above the market median reflected in the data provided by Towers Perrin.

Short-Term Incentive

We offer a short-term incentive opportunity in the form of cash incentive awards to all of our executive officers. These incentive awards are paid from a centralized pool funded through Company financial goal achievement focused on both revenue growth and net income growth. Individual awards from this pool are then based on a targeted percentage of base salary and on individual performance results against established goals. The annualized cash incentive target for the CEO is 100% of base salary and for each other executive officer is 50% of base salary. These targets were established by the Committee in consultation with Towers Perrin based on a review of the survey data described above, with a goal of setting the short-term incentive opportunity at or above the market median reflected in the data provided by Towers Perrin. The CEO’s target and the Chief Operating Officer’s target are memorialized in the employment agreements described below.

As stated above, we incorporate a significant individual performance component in our short-term incentive program. Even if we achieve our revenue and net income growth targets, the full amount that would be paid to our executive officers is subject to modification based upon individual performance evaluations. The CEO’s individual performance evaluation is completed annually by the Committee, as described above, and the CEO’s cash incentive award is determined and paid following the end of the fiscal year. Individual performance evaluations for each executive officer other than the CEO are completed semiannually by the CEO. The Committee also establishes cash incentive awards for these executive officers on a semiannual basis. Each evaluation includes an overall performance rating on a five-point scale that corresponds to a multiplier ranging from zero to two. The multiplier is applied to the original target award percentage to determine the executive’s “performance-weighted target award.” As a result, if an executive receives either of the lowest two overall performance ratings (which correspond to a multiplier of zero), his or her target cash award would be reduced to zero. On the other hand, if an executive receives the highest overall performance rating (which corresponds to a multiplier of two), his or her target cash award would be increased to 200% of base salary for the CEO, and 100% of base salary for each other executive. Final award amounts to each executive officer may also incorporate an element of Committee discretion, as described below.

After the beginning of each fiscal year, our Board of Directors approves financial goals for our Company. These financial goals form the basis for the targeted levels of revenue growth and net income growth used to fund award pools for our short-term incentive programs applicable to all employees. In fiscal 2007, these short-term incentive program targets were consistent with our publicly disclosed guidance for the fiscal year as it existed at the beginning of fiscal 2007. Although we reduced our public guidance later during fiscal 2007, we did not adjust the target levels for the short-term incentive program.

After each quarter end, the Committee reviews our financial results and assesses progress toward the full-year revenue and net income growth targets. Based on this assessment, the Committee may fund a portion of the award pool at such time. After the first fiscal quarter of 2007, the Committee determined that we were on target to achieve our financial performance targets and, therefore, funded the award pool with $7.5 million, or one-quarter of the annual performance weighted target for all participating employees. After the second fiscal quarter of 2007, the Committee determined that we had fallen behind in our ability to achieve our financial performance targets and, therefore, did not fund any additional amount to the award pool. Following the third and fourth fiscal quarters of fiscal 2007, the Committee funded the award pool with an additional $3.0 million and $1.8 million, respectively, resulting in a total award pool of $12.3 million for the fiscal year. While the total amount funded to the award pool for a fiscal year correlates with the extent to which we achieve our financial performance targets, such targets are not an “all or nothing” goal, nor is the actual amount funded a simple function of the extent to which the targets are achieved. The Committee has discretion to determine the actual amount funded based on factors it deems relevant. For instance, in fiscal 2007 the Committee funded the award pool at approximately 48% of target despite the fact that we did not achieve our financial performance targets. It made this determination both for retention purposes and because it believed that employees (including the executive officers) were making significant progress toward upgrading our personnel and operating infrastructure and taking other steps that, although not contributing positively to the fiscal 2007 revenue and net income performance targets under the short-term incentive plan, would have a long-term positive effect on our financial position.

Cash awards under the short-term incentive plan are determined and paid to eligible employees (including executive officers) semiannually, except that the CEO receives his or her award, if any, only after the fiscal year end.

The total amount paid out mid-year is determined by the Committee based on the amount funded to the award pool for the first two fiscal quarters, as well as our expected financial performance for the remainder of the year. After the second fiscal quarter of 2007, the Committee decided to pay out $4.5 million of the $7.5 million that had been funded to the award pool at such time. Each eligible employee (other than the CEO) received his or her pro rata share of the $4.5 million based on his or her performance-weighted target award (using his or her mid-year performance evaluation). The total amount paid out after the fiscal year-end is the amount funded to the award pool for the full fiscal year, less any amount paid out at mid-year. For fiscal 2007, the total award amount available at year end was $7.8 million, which was divided pro rata among all eligible employees (including the CEO) based on year-end performance assessments. While the performance-weighted target award for each employee as applied to the available pool dictated a directionally accurate award for such employee, the actual amounts paid to any particular employee at mid-year and year-end were subject to the discretion of the Committee, which made adjustments depending on particular circumstances.

Occasionally we may agree to guarantee a portion or all of the short-term incentive for an executive officer. Typically, this occurs when we feel it is necessary in order to attract a desirable executive. In connection with the hiring of Dr. Mark Greene as our new CEO in February 2007, we guaranteed him an incentive award equal to his base salary for fiscal 2007, pro rated based on the portion of the fiscal year he was employed by the Company.

Long-Term Compensation

The third key element of our executive compensation program is long-term incentive equity awards under our 1992 Long-term Incentive Plan (the “LTIP”). This component of compensation is used to enhance the total compensation package for key management and, in particular, to link compensation to the market value of our Company’s Common Stock. Equity awards are intended to align executives’ interests in managing the Company with shareholders’ interests. The primary types of equity awards utilized by the Committee are stock options and restricted stock units.

Equity grants to executive officers typically fall into one of three categories: (1) new hire or promotion grants; (2) performance-based grants at year-end; or (3) special purpose grants. Regardless of type, all such grants are made by the Committee after consultation with our Chief Human Resources Officer and Towers Perrin. At the beginning of the 2007 fiscal year, Towers Perrin advised the Committee on the market for equity incentive compensation for executives based on the survey data described above. The Committee took this information and other factors (including current equity holdings in the Company, job responsibilities and individual performance) into account in determining the year-end awards for each executive officer. Similar factors are considered in the context of new hire/promotion grants and special purpose grants. For instance, shortly following the appointment of Charles Osborne as our interim Chief Executive Officer in November 2006, the Committee granted him 20,000 shares of restricted stock that vested in full on the first anniversary of the date of grant. In addition, in July 2007, the Committee determined that we faced significant retention risk with respect to several executives, due in large part to the fact that previous option grants made to such executives had exercise prices that significantly exceeded the fair market value of the underlying shares. The Committee, therefore, approved a set of special purpose long-term incentive awards in the form of restricted stock unit grants to these executives.

In the fall of 2006, the Committee adopted a practice of permitting employees, including executives, to designate a portion of equity awards granted to them to be in the form of restricted stock units rather than stock options. The primary reason for this practice is to maximize the perceived value of equity awards among employees while maintaining an economically-equivalent impact to the Company. The maximum portion of an equity award that a senior executive may elect to receive in the form of restricted stock units is 50% of the total Black-Scholes value that would result if the entire award was granted in the form of stock options. The portion of an equity grant that an executive elects to receive in the form of restricted stock units is converted from stock options using a valuation ratio of one restricted stock unit for every three shares subject to a stock option. Stock options and restricted stock units granted by the Committee generally vest in four equal annual installments beginning on the first anniversary of the grant date.

There were 1,894,853 shares subject to equity awards granted to employees in fiscal 2007, 3,363,800 shares subject to equity awards granted to employees in fiscal 2006, and 4,115,030 shares subject to equity awards granted to employees in fiscal 2005. This reflects the Committee’s desire to reduce the broad-based use of equity compensation and to utilize a type of award that reduces the number of shares subject to awards, in alignment with observed market trends.

Executive Officer Employment Agreements — Dr. Mark N. Greene

On February 13, 2007, the Company entered into an employment agreement (the “Greene Employment Agreement”) with Dr. Mark Greene, providing for his employment as Chief Executive Officer of the Company, effective February 14, 2007.

Pursuant to the Greene Employment Agreement, the initial term of Dr. Greene’s employment with the Company commenced on February 14, 2007, and will expire on February 13, 2012. He will be entitled to receive a base salary at an annualized rate of $550,000, which is subject to upward adjustment from time to time as determined by the Committee. He will also be eligible to participate in benefit plans that are generally available to our executives. For each full fiscal year of his employment, Dr. Greene will be eligible for an incentive award opportunity payable from 0% to 200% of his base salary, with a target equal to 100% of his annual base salary, pursuant to terms and conditions established by the Committee from time to time. For fiscal 2007, Dr. Greene was guaranteed an incentive award at the target percentage, pro rated based on the portion of the fiscal year he was employed by the Company, so long as he remains employed by the Company through the end of the fiscal year. We also paid Dr. Greene a sign-on bonus of $100,000 after commencement of his employment.

Dr. Greene’s initial equity grants pursuant to the Company’s LTIP consisted of an option to purchase 125,000 shares of the Company’s Common Stock and restricted stock units covering 41,667 shares of the Company’s Common Stock. These awards vest in four equal annual installments beginning on the first anniversary of the grant date, and the options have an exercise price equal to the closing market price of our Common Stock on the grant date. For each full fiscal year of his employment, Dr. Greene will be eligible for an annual equity grant based on achievement of objectives established by the Committee (the “Annual Equity Award”). At target performance, the Annual Equity Award will be for an option to purchase 100,000 shares of our Common Stock at fair market value as of the date of grant. Some or all of the Annual Equity Award may be in the form of restricted stock units or other equity-based awards that have an equivalent economic value to the potential option award. For fiscal 2007, the Annual Equity Award was to be prorated based on the portion of the fiscal year Dr. Greene is employed by the Company.

If we terminate Dr. Greene’s employment without Cause, or if he resigns for Good Reason (each as defined in the Employment Agreement) after fiscal 2008, Dr. Greene will be entitled to a lump sum payment equal to two times his then current base salary plus two times his actual annual incentive award last paid to him, and he will receive continuation of medical and dental benefits for two years. If he is terminated without Cause or if he resigns for Good Reason before the end of fiscal 2008, Dr. Greene will be entitled to a lump sum payment equal to two times his then current base salary plus two times his target annual incentive award, and he will receive continuation of medical and dental benefits for two years.

If we terminate Dr. Greene’s employment without Cause, or if he resigns for Good Reason within twelve months following a change of control Event (each as defined in the Management Agreement) that occurs prior to December 31, 2007, then in addition to the severance pay and benefits described above, Dr. Greene’s unvested stock options and restricted stock units that would have otherwise vested in the twelve months after termination will vest in full, subject to certain limitations specified in the Management Agreement. If we terminate Dr. Greene’s employment without Cause, or if he resigns for Good Reason within twelve months following a change of control Event that occurs after December 31, 2007, then in addition to the severance pay and benefits described above, all of Dr. Greene’s unvested stock options and restricted stock units will vest in full, subject to certain limitations specified in the Management Agreement. If we terminate Dr. Greene’s employment without Cause within 90 days prior to a change of control Event, the termination will be presumed to be related to the Event, and Dr. Greene will be entitled to the corresponding benefits under the Management Agreement.

Executive Officer Employment Agreements — Michael H. Campbell

On October 18, 2007, the Company entered into a letter agreement (the “Letter Agreement”) with Michael H. Campbell, the Company’s Executive Vice President and Chief Operating Officer, covering certain terms of his employment. The Letter Agreement has a term expiring on October 11, 2010, and provides for an initial base salary of $375,000, subject to annual review and upward adjustment by the Committee. The Letter Agreement further provides that Mr. Campbell will be eligible for an annual cash incentive award of 0% to 100% of his base salary, as in effect at the end of the fiscal year, with a target payout of 50% of his base salary. Mr. Campbell will also be eligible for an annual equity grant based upon the achievement of objectives established by the Committee with target performance resulting in an annual equity grant of 100,000 stock options at an exercise price equal to fair market value on the date of grant. In the event of an involuntary termination of Mr. Campbell’s employment without Cause prior to the expiration of the Letter Agreement or in the event of a voluntary resignation for Good Reason prior to the expiration of the Letter Agreement, we will pay Mr. Campbell a severance amount equal to one times his then-current annual base salary, plus the total incentive payments made to him during the preceding twelve months, and Mr. Campbell will be eligible to participate in certain of our benefit plans for twelve months following his termination date at the our expense. Mr. Campbell’s receipt of these severance amounts is conditioned on his delivery of an agreed-upon form of release and certain other conditions specified in the Letter Agreement.

Executive Officer Employment Agreements — Thomas G. Grudnowski

Mr. Thomas G. Grudnowski served as the Company’s Chief Executive Officer and as a director from December 2, 1999, until his resignation from those positions on November 1, 2006. Prior to November 1, 2006, Mr. Grudnowski was employed by us pursuant to an Employment Agreement that we entered into with him on January 30, 2004 (the “Grudnowski Employment Agreement”). On November 1, 2006, in connection with his resignation as Chief Executive Officer, we entered into a Transition Agreement with Mr. Grudnowski (the “Grudnowski Transition Agreement”) that superseded the Grudnowski Employment Agreement. Pursuant to the Grudnowski Transition Agreement, Mr. Grudnowski remained our employee until January 31, 2007.

Under the Grudnowski Employment Agreement, Mr. Grudnowski’s base salary was $660,000 per year, subject to annual performance-based review and upward adjustment. Downward adjustments to Mr. Grudnowski’s salary could only be made if such reductions were a part of a general reduction in the base salary of all of our executive officers. Mr. Grudnowski was eligible for an annual cash award of zero to two times his annual base salary, depending on the achievement of certain strategic, business, and financial objectives determined by the Committee in consultation with Mr. Grudnowski. Mr. Grudnowski did not participate in any of our other cash award plans. On November 1, 2006, the Committee awarded Mr. Grudnowski an annual award of $660,000 for fiscal 2006 based on our financial performance and Mr. Grudnowski’s achievement of established strategic goals. This award was then reflected in the Grudnowski Transition Agreement.

Pursuant to the Grudnowski Employment Agreement, for fiscal years 2004 through 2007, Mr. Grudnowski was to be awarded options under the LTIP to purchase between zero and 300,000 shares, pursuant to a formula depending on our performance relative to the annual “total shareholder return” (including market performance and dividend payment) for companies listed on the S&P 900 Index compounded over the three-year period ending on the last day of the applicable fiscal year. Mr. Grudnowski was awarded options under the LTIP to purchase 150,000 shares of Common Stock at their closing fair market value on October 20, 2004, as part of his annual performance review for the fiscal year ended September 30, 2004. He was awarded options under the LTIP to purchase 200,000 shares of Common Stock at their closing fair market value on October 20, 2005, in connection with his annual performance review for the fiscal year-ended September 30, 2005. All of these options vest in equal increments over three years, on each anniversary of the award date, subject to the terms of the LTIP and a stock option agreement. The Grudnowski Employment Agreement provided that Mr. Grudnowski could exercise options granted to him for up to two years and 90 days after termination, unless his employment was terminated for Cause, or he exercised his right to early termination. Therefore, as a result of the January 31, 2007, termination of Mr. Grudnowski’s employment with the Company, the expiration date for these options will be May 1, 2009.

Under the Grudnowski Transition Agreement, Mr. Grudnowski remained our employee until January 31, 2007, to provide transition assistance and other special project support as specifically requested by the Chairman of the

Board of Directors or the Chief Executive Officer. Mr. Grudnowski continued to receive his annual base salary of $660,000 until January 31, 2007, and the Company agreed to pay Mr. Grudnowski severance pay in the aggregate amount of $1,320,000. Such severance was paid in a lump sum in the fourth quarter of fiscal 2007.

Mr. Grudnowski reaffirmed certain customary confidentiality and nondisclosure agreements to which he was a party. Mr. Grudnowski also agreed that, until January 31, 2009, he will not directly or indirectly compete with the Company or participate in any way with an entity that competes with us, and he will not in any way solicit or induce any person who is employed or engaged by us to terminate his or her employment or other relationship with us. Mr. Grudnowski forfeited the scheduled vesting of 187,500 shares of Common Stock subject to a stock option granted to him on January 30, 2004. All other stock options held by Mr. Grudnowski will continue to be governed by the terms of the applicable stock option agreements he entered into with us. Mr. Grudnowski continued to participate in our general employee benefits plans and programs until January 31, 2007, except that he did not accrue additional vacation time after November 1, 2006.

Executive Officer Management Agreements

Each of our executive officers is, or was during the period of their fiscal 2007 employment by us, a party to a Management Agreement with the Company. Dr. Greene’s rights under his Management Agreement are described above. For the other executive officers, subject to certain provisions in these agreements, each such officer is eligible for the following benefits, among others, if such officer’s employment is terminated or the officer’s responsibilities or compensation are materially diminished within one year following the occurrence of specified events generally involving a change in control of the Company: (1) a payment equal to such officer’s annual base compensation then in effect, plus an amount equal to such officer’s bonus or cash incentive payment for the fiscal year preceding the change in control; (2) the immediate vesting of all unvested stock options and restricted stock units held; and (3) the right to continue to participate for one year at our expense in any health, disability and life insurance plan or other program then in effect. Change in control events potentially triggering benefits under the Management Agreements would occur if any person acquires 30% or more of our outstanding common stock, and the current directors and those directors elected under normal circumstances cease to comprise a majority of the Board, or if a merger or other business combination occurs and our stockholders receive less than 70% of the resulting equity.

Severance and Retirement Arrangements

We sponsor the Fair Isaac Severance Benefits Plan, which is an ERISA-qualified severance benefit plan in which all employees, including executives, participate. Under this plan, an employee receives severance benefits in the event that he or she is involuntarily terminated due to the elimination of his or her position with the Company. The level of such benefits is determined based on the employee’s years of service and assigned job level. If an executive officer is terminated under circumstances that would trigger benefits under both this plan and his or her Management Agreement, such executive would receive benefits under whichever is more favorable to him or her, but not both.

We offer a 401(k) plan for all eligible employees, and our executive officers are eligible to receive a Company matching contribution on amounts they contribute to the 401(k) plan as follows: 100% match on the first 3% of personal contributions followed by 50% match on the fourth and fifth percentage of personal contributions. Our executive retirement and savings plan allows our vice presidents and more senior officers to defer up to 25% of their base salary and 75% of their cash incentive awards into an investment account. Amounts in this account are payable upon certain termination events as specified in the plan.

Other Compensation Arrangements

Our executive officers participate in our general employee benefit plans and programs, including health and dental benefits, on the same terms as all of our other full-time employees. We offer an employee stock purchase plan that offers all eligible employees the opportunity to purchase shares of our Common Stock at a 15% discount off the fair market value of our Common Stock, as determined under the plan. We also pay the premiums for group life, accidental death and dismemberment, and business travel accident insurance for our executive officers and other eligible employees in a coverage amount based upon their base salary.

Equity Award Grant Processes

Equity awards for all executive officers are approved by our Compensation Committee. The exercise price of stock options is set at fair market value on the date of grant. Under the LTIP, fair market value is defined as the closing price of our Common Stock on the date of grant. Our Compensation Committee has delegated authority to our CEO to approve the granting of equity awards to employees who are not executive officers, subject to certain parameters approved by the Compensation Committee. The exercise price of stock options granted by our CEO is set using the formula described above.

Consideration of Tax and Accounting Matters

Section 162(m) of the Internal Revenue Code generally precludes a public corporation from taking a federal income tax deduction for compensation paid in excess of one million dollars per year to certain covered officers. Under this section, compensation that qualifies as performance-based is excludable in determining what compensation amount shall qualify for tax deductibility.

Our Compensation Committee considers the Company’s ability to fully deduct compensation in accordance with the one million dollar limitations of Section 162(m) in structuring our compensation programs. However, the Compensation Committee retains the authority to authorize the payment of compensation that may not be deductible if it believes such payments would be in the best interests of the Company and its shareholders.

Our Compensation Committee will continue to consider ways to maximize the deductibility of executive compensation while retaining the flexibility to compensate executive officers in a manner deemed appropriate relative to their performance and to competitive compensation levels and practices at other companies.

Compensation Committee Report

The Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K.

Submitted by the Compensation Committee:

Margaret L. Taylor, Chair
Tony C. Christianson
Alex W. Hart

COMPENSATION OF NAMED EXECUTIVES

SUMMARY COMPENSATION TABLE FOR FISCAL 2007

The following table summarizes all compensation earned in fiscal 2007 by the three Chief Executive Officers we had in fiscal 2007, our Chief Financial Officer, who served as Interim Chief Executive Officer, and the three most highly compensated executive officers other than our Chief Executive Officers and our Chief Financial Officer who were serving as executive officers at fiscal year-end 2007. In addition, we have named one other executive officer who would have been included but for the fact that he was not an executive officer at the end of the fiscal year.

Summary Compensation Table

									Change in
									Pension Value
									and Non-
									Qualified
								Non-Equity	Deferred
					Stock	Option		Incentive	Compensation	All Other
	Fiscal	Salary		Bonus	Awards	Awards		Plan	Earnings	Compensation	Total
	Year	($)		($)[1]	($)[2]	($)[2]		($)[3]	($)	($)[4]	($)
Name and Principal Position(a)	(b)	(c)		(d)	(e)	(f)		(g)	(h)	(i)	(j)

Mark Greene	2007	334,231		100,000	255,546	250,862		425,000	—	42,590	1,408,229
Chief Executive Officer
Thomas Grudnowski	2007	236,077	[5]	—	—	579,466	[6]	—	—	1,337,433	2,152,976
Former Chief Executive Officer
Charles Osborne	2007	400,000		—	806,673	1,406,671		120,440	—	9,336	2,743,120
Executive Vice President and Chief Financial Officer
Michael Campbell	2007	375,000		—	16,262	877,918		101,840	—	315	1,371,335
Executive Vice President and Chief Operating Officer
Bernhard Nann	2007	300,000		80,063	193,730	305,956		75,000	—	170,796	1,125,545
Senior Vice President and Chief Technology Officer
Richard Deal	2007	270,000		—	109,410	532,612		110,850	—	11,622	1,034,494
Senior Vice President and Chief Human Resources Officer
Eric Educate	2007	330,000		—	67,680	659,618		—	—	10,438	1,067,736
Former Chief Marketing Officer

[1]	This column no longer includes cash incentive payments which were historically reported as “Bonus” payments. See column (g) for cash incentives. The amounts reported in this column reflect a sign-on bonus paid to Dr. Greene in connection with the commencement of his employment and a relocation bonus paid to Mr. Nann.

[2]	Amounts shown reflect the accounting expense recognized by the Company for financial statement reporting purposes in accordance with FAS 123(R) and do not reflect whether the Named Executive Officer has actually realized a financial benefit from the award. In accordance with SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For information on the assumptions used to calculate the value of the awards, refer to Note 16 of the Company’s Consolidated Financial Statements in the Annual Report on Form 10-K for fiscal year ended September 30, 2007, as filed with the SEC.

[3]	Except for Dr. Greene, nonequity incentive awards are determined under the Management Incentive Plan which provided for semiannual award opportunities during the fiscal year. To allow for proper administration involving an evaluation of both Company and individual performance, awards issued under the year-end semiannual cycle are reflected above but were paid in December 2007. Dr. Greene’s incentive is based on his employment agreement.

[4]	The amounts shown are detailed in the supplemental table below entitled “All Other Compensation Table.”

[5]	The amount shown includes salary through January 31, 2007, which was Mr. Grudnowski’s last day of employment.

[6]	Mr. Grudnowski forfeited 187,500 stock options in fiscal 2007.

All Other Compensation Table

	Mark	Thomas		Charles	Michael	Bernhard	Richard	Eric
Elements of All Other Compensation	Greene	Grudnowski		Osborne	Campbell	Nann	Deal	Educate

401(k) Match($)[1]	9,000	—		9,000	—	9,000	8,631	9,000
Life Insurance Premium($)[2]	281	198		336	315	252	227	277
Housing/Relocations($)[3]	21,300	—		—	—	90,292	—	—
Company Aircraft/Spousal Travel($)[4]	8,435	1,314		—	—	777	1,860	781
Tax Gross Ups $	2,823	979		—	—	70,475	904	380
Other($)[5]	751	—		—	—	—	—	—
Amount Paid Upon Termination, Severance, or Constructive Termination or Change of Control($)	—	1,334,942	[6]	—	—	—	—	—

TOTAL($)	42,590	1,337,433		9,336	315	170,796	11,622	10,438

[1]	Represents the aggregate value of the Company’s cash contribution under the Fair Isaac 401(k) Plan.

[2]	Represents the aggregate incremental cost for each of the Named Executive Officer’s basic life insurance premium, which is offered to all employees at one times current salary.

[3]	Represents relocation expenses for Dr. Greene and Mr. Nann, both of whom relocated to the Minneapolis area. The Company issued gross up payments to Dr. Greene and Mr. Nann to substantially offset tax liabilities, which amounts are included in the tax gross ups row.

[4]	Reflects the value associated with personal use of corporate or commercial aircraft related to the spouses of certain executives being required by the Company to attend certain Company events. The value of such spousal travel was imputed to income for the relevant executives, and the Company issued a gross-up payment, shown in the tax gross ups row, to substantially offset related tax liabilities.

[5]	Represents the aggregate cost of monthly fees for Dr. Greene’s membership at the Minneapolis Club. The Company issued gross up payments to Dr. Greene to substantially offset related tax liabilities, which amounts are included in the tax gross ups row.

[6]	Represents the aggregate value of the cash payment made to Mr. Grudnowski in connection with the termination of his employment; such amount includes accrued vacation.

GRANTS OF PLAN-BASED AWARDS IN 2007

The following table summarizes grants of plan-based compensation awards made during fiscal 2007 to the Named Executive Officers (“NEOs”).

									All
									Other
									Stock	All Other
									Awards:	Option		Grant
									Number	Awards:	Exercise	Date Fair
			Estimated Possible Payouts			Estimated Future Payouts			of	Number of	or Base	Value of
			Under Non-Equity Incentive			Under Equity Incentive			Shares	Securities	Price of	Stock and
			Plan Awards[2]			Plan Awards			of Stock	Underlying	Option	Option
			Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Grant Date[1]	Approval	($)	($)	($)	($)	($)	($)	(#)	(#)	($/SH)	($)[3]
(a)	(b)	Date	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Mark Greene	2/14/2007	2/07/2007[4]	—	—	—	—	—	—	—	125,000[5]	39.62	1,607,500
	2/14/2007	2/07/2007[4]	—	—	—	—	—	—	41,667[6]	—	—	1,637,513
	2/14/2007	2/07/2007[4]	330,000[7]	330,000	660,000	—	—	—	—	—	—	—
Thomas Grudnowski	—	—	—	—	—	—	—	—	—	—	—	—
Charles Osborne	11/08/2006	—	—	—	—	—	—	—	20,000[8]	—	—	827,400
	12/18/2006	—	—	—	—	—	—	—	—	25,001[9]	41.74	342,764
	12/18/2006	—	—	—	—	—	—	—	8,333[6]	—	—	345,736
	11/21/2006	—	—	200,000	400,000	—	—	—	—	—	—	—
Michael Campbell	12/18/2006	—	—	—	—	—	—	—	—	60,000[9]	41.74	822,600
	07/31/2007	—	—	—	—	—	—	—	10,000[6]	—	—	389,500
	11/21/2006	—	—	187,500	375,000	—	—	—	—	—	—	—
Bernhard Nann	12/18/2006	—	—	—	—	—	—	—	—	5,000[9]	41.74	68,550
	12/18/2006	—	—	—	—	—	—	—	5,000[6]	—	—	207,450
	07/31/2007	—	—	—	—	—	—	—	7,500[6]	—	—	292,125
	11/21/2006	—	—	150,000	300,000	—	—	—	—	—	—	—
Richard Deal	12/18/2006	—	—	—	—	—	—	—	—	25,001[9]	41.74	342,764
	12/18/2006	—	—	—	—	—	—	—	8,333[6]	—	—	345,736
	02/12/2007	02/11/2007[10]	—	—	—	—	—	—	1,667[11]	—	—	66,513
	11/21/2006	—	—	135,000	270,000	—	—	—	—	—	—	—
Eric Educate	12/18/2006	—	—	—	—	—	—	—	—	25,001[9]	41.74	342,764
	12/18/2006	—	—	—	—	—	—	—	8,333[6]	—	—	345,736
	11/21/2006	—	—	165,000	330,000	—	—	—	—	—	—	—

[1]	The grant date reported for the nonequity incentive plan awards is the date the Compensation Committee approved the 2007 Management Incentive Plan except for Dr. Greene. For him it is the date his employment commenced.

[2]	The amounts in these columns represent estimated threshold (or minimum), target, and maximum possible cash awards under our 2007 Management Incentive Plan. The amount an executive could receive under this plan was determined based on both the Company’s financial goal achievement and the executive’s individual performance. The Board sets goals for revenue growth and net income growth for the Company at the beginning of the fiscal year, and the Compensation Committee uses Company achievement against these goals to determine the size of a company-wide cash award pool. Individual awards from this pool are then based on a targeted percentage of base salary. Under the 2007 Management Incentive Plan, the annualized cash incentive target for the CEO was 100% of base salary and for each other named executive officer was 50% of base salary. These targets are adjusted based on the executive’s individual performance during the year. Executives can have their target cash incentive reduced to zero based on poor individual performance, or doubled based on very strong performance. Thus, the threshold (or minimum) cash incentive award under the plan is zero for all executives, and the maximum is 200% of base salary for the CEO and 100% of base salary for each other named executive officer. While the performance-weighted target award for each executive as applied to the available award pool dictated a directionally accurate award for such executive, the actual amounts paid to any particular executive were subject to the discretion of the Compensation Committee, which made adjustments depending on particular circumstances. The actual amounts paid to our named executive officers for fiscal 2007 pursuant to the Management Incentive Plan are set forth in the “Non-Equity Incentive Plan” column of the Summary

Compensation Table above. Additional detail regarding the determination of actual awards to executives under this plan is included above under “Compensation Discussion and Analysis.”

[3]	Represents the grant date fair value of each stock option, restricted stock unit, or restricted stock awards, as applicable, computed in accordance with FAS 123(R).

[4]	The Compensation Committee met on this date to approve the terms of the awards that would be granted on Dr. Greene’s hire date.

[5]	This stock option award vests in four equal increments on the first four anniversaries of the grant date and expires on February 13, 2014.

[6]	These restricted stock unit awards vest in shares in four equal increments on the first four anniversaries of the grant date and do not pay dividend equivalents.

[7]	Pursuant to his employment agreement, Dr. Greene was guaranteed an incentive award of 100% of his salary prorated from his start date of February 14, 2007.

[8]	This restricted stock award vested in full on November 8, 2007, and paid a $.02 per share quarterly dividend from the date of grant.

[9]	These stock option awards vest in four equal increments on the first four anniversaries of the grant date and expire on December 17, 2013.

[10]	The Compensation Committee, at its regular scheduled meeting on February 11, 2007, approved Mr. Deal’s special restricted stock unit award with an effective grant date of February 12, 2007.

[11]	This restricted stock unit award vests in shares on February 12, 2008, and does not pay dividend equivalents.

The stock options, restricted stock unit and restricted stock, granted to the NEOs were granted under the 1992 LTIP and vest over four years, except for a restricted stock unit award to Mr. Deal on February 12, 2007, and a restricted stock award to Mr. Osborne on November 8, 2006, both of which vest in full on the first anniversary of the grant date. All stock option grants expire after seven years.

The Company has entered into employment agreements with Dr. Greene, Mr. Campbell and Mr. Grudnowski. The agreements and the awards described in this table are explained further in the Compensation Discussion and Analysis section of this proxy statement.

We do not use a specific formula to determine compensation levels but instead attempt to achieve an appropriate balance between short-term cash compensation and long-term equity compensation while reflecting market competitive levels tied to role structure and the performance level of the executive officer. A number of factors, described in prior sections above, are considered in determining each compensation element. Aligning executive interests with the creation of shareholder value, equity-based incentive compensation generally represents a substantial portion of total executive compensation. While generally of lesser value than equity-based incentives, nonequity-based incentives similarly align executive interests with the creation of shareholder value due to the fact that nonequity-based incentives are funded based upon the extent to which the Company achieves targeted growth goals. For more detail on compensation, please refer to the Compensation Discussion and Analysis.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END

							Stock Awards
										Equity	Equity
										Incentive	Incentive
										Plan	Plan
										Awards:	Awards:
	Option Awards									Number of	Market or
				Equity				Number		Unearned	Payout
				Incentive				of		Shares,	Value of
				Plan Awards:				Shares	Market	Units or	Unearned
		Number of	Number of	Number				or Units	Value of	Other	Shares,
		Securities	Securities	of Securities				of Stock	Shares or	Rights	Units or
		Underlying	Underlying	Underlying				That	Units of	That	Other
		Unexercised	Unexercised	Unexercised	Option			Have	Stock That	Have	Rights That
		Options	Options	Unearned	Exercise	Option		Not	Have Not	Not	Have Not
		(#)	(#)	Options	Price	Expiration		Vested	Vested	Vested	Vested
Name	Grant	Exercisable	Unexercisable	(#)	($)	Date	Grant	(#)	($)[1]	(#)	($)
(a)	Date	(b)	(c)	(d)	(e)	(f)	Date	(g)	(h)	(i)	(j)

Mark Greene	02/14/2007	—	125,000[2]	—	39.62	02/13/2014	02/14/2007	41,667[3]	1,504,595	—	—
Thomas Grudnowski	01/30/2004	375,000	—	—	39.58	04/30/2011	—	—	—	—	—
	10/20/2004	100,000	50,000[4]	—	28.80	04/30/2011	—	—	—	—	—
	10/20/2005	66,667	133,333[4]	—	41.07	04/30/2011	—	—	—	—	—
Charles Osborne	05/03/2004	187,500	62,500[2]	—	34.07	05/02/2014	11/08/2006	20,000[5]	722,200	—	—
	08/02/2004	15,000	5,000[2]	—	28.75	08/01/2014	12/18/2006	8,333[3]	300,905	—	—
	11/15/2004	15,000	15,000[2]	—	32.01	11/14/2014	—	—	—	—	—
	11/21/2005	17,500	52,500[2]	—	47.45	11/20/2012	—	—	—	—	—
	12/18/2006	—	25,001[2]	—	41.74	12/17/2013	—	—	—	—	—
Michael Campbell	04/25/2005	90,000	100,000[2]	—	33.61	04/24/2015	07/31/2007	10,000[3]	361,100	—	—
	11/21/2005	7,500	22,500[2]	—	47.45	11/20/2012	—	—	—	—	—
	12/18/2006	—	60,000[2]	—	41.74	12/17/2013	—	—	—	—	—
Bernhard Nann	07/28/2003	30,000	—	—	38.57	07/28/2013	05/23/2006	6,000[3]	216,660	—	—
	11/17/2003	8,438	2,812[2]	—	35.50	11/16/2013	07/21/2006	6,000[3]	216,660	—	—
	08/02/2004	2,500	2,500[2]	—	28.75	08/01/2014	12/18/2006	5,000[3]	180,550	—	—
	11/15/2004	3,750	3,750[2]	—	32.01	11/14/2014	07/31/2007	7,500[3]	270,825	—	—
	06/09/2005	3,000	3,000[2]	—	35.59	06/08/2015	—	—	—	—	—
	12/20/2005	5,000	15,000[2]	—	43.58	12/19/2012	—	—	—	—	—
	12/18/2006	—	5,000[2]	—	41.74	12/17/2013	—	—	—	—	—
Richard Deal	01/16/2001	16,875	—	—	14.41	01/16/2011	12/18/2006	8,333[3]	300,905	—	—
	04/24/2001	5,061	—	—	18.07	04/24/2011	02/12/2007	1,667[6]	60,195	—	—
	11/30/2001	11,250	—	—	26.28	11/30/2011	—	—	—	—	—
	11/14/2002	16,875	—	—	25.57	11/14/2012	—	—	—	—	—
	11/17/2003	16,875	5,625[2]	—	35.50	11/16/2013	—	—	—	—	—
	08/02/2004	15,000	5,000[2]	—	28.75	08/01/2014	—	—	—	—	—
	11/15/2004	17,500	17,500[2]	—	32.01	11/14/2014	—	—	—	—	—
	11/21/2005	12,500	37,500[2]	—	47.45	11/20/2012	—	—	—	—	—
	12/18/2006	—	25,001[2]	—	41.74	12/17/2013	—	—	—	—	—
Eric Educate	11/30/2001	22,500	—	—	26.28	11/30/2011	12/18/2006	8,333[3]	300,905	—	—
	11/14/2002	60,000	—	—	25.57	11/14/2012	—	—	—	—	—
	11/17/2003	22,500	7,500[2]	—	35.50	11/16/2013	—	—	—	—	—
	08/02/2004	15,000	5,000[2]	—	28.75	08/01/2014	—	—	—	—	—
	11/15/2004	20,000	20,000[2]	—	32.01	11/14/2014	—	—	—	—	—
	11/21/2005	15,000	45,000[2]	—	47.45	11/20/2012	—	—	—	—	—
	05/23/2006	2,500	7,500[2]	—	35.61	05/22/2013	—	—	—	—	—
	12/18/2006	—	25,001[2]	—	41.74	12/17/2013	—	—	—	—	—

[1]	The market value of restricted stock units or restricted stock awards that have not vested were determined by multiplying the closing market price of Company stock on September 28, 2007 ($36.11) by the number of restricted stock units or shares of restricted stock, respectively.

[2]	These stock option awards vest in four equal increments on the first four anniversaries of the grant date, subject to the NEO’s continued employment.

[3]	These restricted stock unit awards vest in shares in four equal increments on the first four anniversaries of the grant date, subject to the NEO’s continued employment.

[4]	These stock option awards vest in three equal increments on the first three anniversaries of the grant date, subject to the Grudnowski Transition Agreement.

[5]	This restricted stock award vested in full on November 8, 2007.

[6]	This restricted stock unit award will fully vest in shares on February 12, 2008, subject to the NEO’s continued employment.

2007 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Number of
	Shares	Value	Number of
	Acquired	Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	On Vesting	on Vesting
Name	(#)	($)[1]	(#)	($)[2]
(a)	(b)	(c)	(d)	(e)
Mark Greene	—	—	—	—
Thomas Grudnowski[3]	1,340,000	27,280,353	—	—
Charles Osborne	—	—	—	—
Michael Campbell	10,000	33,000	—	—
Bernhard Nann	5,000	66,200	4,000	151,540
Richard Deal	—	—	—	—
Eric Educate	—	—	—	—

[1]	Equal to the number of shares acquired on exercise multiplied by the difference between the closing price of the Company’s Common Stock on the date of exercise and the exercise price of the options.

[2]	Equal to the number of shares vested multiplied by the closing price of the Company’s Common Stock on the date of vesting.

[3]	On November 1, 2006, Mr. Grudnowski forfeited 187,500 stock options.

NONQUALIFIED DEFERRED COMPENSATION FOR 2007

	Executive	Registrant		Aggregate
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	Aggregate Balance
	Last FY	Last FY	in Last FY	Distributions	at Last FYE
Name	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)

Mark Greene	14,808[1]	—	552[2]	—	15,360
Thomas Grudnowski	—	—	—	—	—
Charles Osborne	—	—	—	—	—
Michael Campbell	—	—	—	—	—
Bernhard Nann	130,628[1]	—	69,227[2]	—	400,994
Richard Deal	—	—	—	—	—
Eric Educate	—	—	—	—	—

[1]	These amounts reflect a portion of each executive’s 2007 compensation, which is fully disclosed in the Summary Compensation Table above.

[2]	Such earnings are not reflected in the Summary Compensation Table above because they are not above-market or preferential.

This plan is intended for a select group of employees of the Company who are in the highest salary band. Employees can defer up to 25% of base salary and up to 75% of incentive award compensation into the plan. These are considered irrevocable elections and stay in place for the entire calendar year. The Company does not make any employer contributions to this plan, and employees are always 100% vested in their contributions. Employees make their own investment election decisions from a select group of investment choices chosen by the Company.

NEOs also make an irrevocable election for distributions from the plan at retirement. If they terminate employment prior to retirement, then key employees will receive their distribution on the first day of the 7th calendar month following separation from service due to any reason.

ESTIMATED CHANGE IN CONTROL OR TERMINATION BENEFITS AT 2007 FISCAL YEAR-END

The tables below quantify the estimated payments and benefits that would be provided to our named executive officers in connection with the termination of his or her employment under the circumstances indicated. In all cases, the information assumes that the triggering event occurred on the last day of fiscal 2007, and the price per share of our common stock is the closing market price as of that date (which was $36.11). The management agreements relating to change in control and other employment agreements that we have entered into with our named executive officers are described in detail elsewhere in this proxy statement under “Compensation Discussion and Analysis.”

None of the tables below reflect amounts that would be payable to our named executive officers under our Short and Long Term Disability Policies. All Fair Isaac employees are covered under these policies. For the first three months of a disability, the employee continues to receive 60% of base salary under the Short Term Disability Policy. After three months of disability, the employee becomes eligible to receive 50% of base salary (up to a maximum of $5,000 per month) under the Long Term Disability Policy. These payments continue as long as the employee is deemed disabled under the policy, until the employee reaches the age of 65. Supplemental disability insurance can also be purchased by employees to increase the percentage of base salary to which they are entitled under the policies.

The tables below also exclude amounts payable in the event of death of a named executive officer to his or her named beneficiaries under a Company-provided life insurance policy. All employees are covered under this policy, which provides for the lump sum payment of one times the employee’s base salary in the event of death, or two times base salary in the event of accidental death. Additional amounts may be payable under a Company-provided business travel accident insurance policy.

Mark Greene

Termination
by Us
Without
Cause
Following a
Change in
			Termination	Control or
			by Us	by the NEO
			Without	with Good
			Cause or by	Reason
	Voluntary	Termination	NEO with	Following a
	Termination	by Us for	Good	Change in
	by NEO	Cause	Reason	Control		Retirement	Disability		Death
Payment or Benefit	($)	($)	($)	($)		($)	($)		($)

Value of Cash Severance	—	—	1,950,000	1,950,000		—	—		—
Value of Benefits[1]	—	—	33,914	33,914		—	—		—
Market Value of Accelerated Stock Option Awards	—	—	—	—	[2]	—	—	[2]	—	[2]
Market Value of Accelerated Restricted Stock and Restricted Stock Unit Awards	—	—	—	376,158	[3]	—	1,504,595	[3]	1,504,595	[3]

Should the Company terminate Dr. Greene’s employment without cause, or if he resigns for good reason within twelve months following a change of control event (each as defined in the Management Agreement) that occurs prior to December 31, 2007, only Dr. Greene’s unvested stock options and restricted stock units that would have otherwise vested in the twelve months after termination will vest in full, subject to certain limitations specified in his Management Agreement. Should the Company terminate Dr. Greene’s employment without cause, or if he resigns for good reason within twelve months following a change of control event that occurs after December 31, 2007, then all of Dr. Greene’s unvested stock options and restricted stock units will vest in full, subject to certain limitations specified in the Management Agreement.

[1]	The Company is obligated to provide benefits to Dr. Greene at existing levels for 24 months post-termination if his employment is terminated by the Company without cause or by Dr. Greene for good reason (whether or not such termination follows a change in control). The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

[2]	The amounts shown represent the in-the-money value of unexercisable stock options that would immediately become exercisable upon the applicable triggering event, based on the Company’s closing stock price on September 28, 2007, of $36.11. None of Dr. Greene’s stock options were in-the-money at the end of fiscal 2007.

[3]	The amounts shown represent the restricted stock and restricted stock units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 28, 2007, of $36.11.

Charles Osborne

				Termination
				by Us
				Without
				Cause
				Following a
				Change in
			Termination	Control or by
			by Us	the NEO with
			Without	Good Reason
	Voluntary	Termination	Cause or by	Following a
	Termination	by Us For	NEO with	Change in
	by NEO	Cause	Good Reason	Control		Retirement	Disability		Death
Payment or Benefit	($)	($)	($)	($)		($)	($)		($)

Value of Cash Severance	—	—	200,000	475,000		—	—		—
Value of Benefits[1]	—	—	8,412	16,824		—	—		—
Market Value of Accelerated Stock Option Awards	—	—	—	225,800	[2]	—	225,800	[2]	225,800	[2]
Market Value of Accelerated Restricted Stock and Restricted Stock Unit Awards	—	—	—	1,023,105	[3]	—	1,023,105	[3]	1,023,105	[3]

[1]	The Company is obligated to provide benefits to Mr. Osborne at existing levels for 6 months post-termination if his employment is terminated by the Company without cause and for 12 months if such a termination occurs following a change in control. The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

[2]	The amounts shown represent the in-the-money value of unexercisable stock options that would immediately become exercisable upon the applicable triggering event, based on the Company’s closing stock price on September 28, 2007, of $36.11.

[3]	The amounts shown represent the restricted stock and restricted stock units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 28, 2007, of $36.11.

Michael Campbell

				Termination
				by Us
				Without
				Cause
				Following a
				Change in
			Termination	Control or by
			by Us	the NEO with
			Without	Good Reason
	Voluntary	Termination	Cause or by	Following a
	Termination	by Us For	NEO with	Change in
	by NEO	Cause	Good Reason	Control		Retirement	Disability		Death
Payment or Benefit	($)	($)	($)	($)		($)	($)		($)

Value of Cash Severance	—	—	187,500	465,000		—	—		—
Value of Benefits[1]	—	—	8,234	16,469		—	—		—
Market Value of Accelerated Stock Option Awards	—	—	—	250,000	[2]	—	250,000	[2]	250,000	[2]
Market Value of Accelerated Restricted Stock and Restricted Stock Unit Awards	—	—	—	361,100	[3]	—	361,100	[3]	361,100	[3]

[1]	The Company is obligated to provide benefits to Mr. Campbell at existing levels for 6 months post-termination if his employment is terminated by the Company without cause and for 12 months if such a termination occurs following a change in control. The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

[2]	The amounts shown represent the in-the-money value of unexercisable stock options that would immediately become exercisable upon the applicable triggering event, based on the Company’s closing stock price on September 28, 2007, of $36.11.

[3]	The amounts shown represent the restricted stock and restricted stock units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 28, 2007, of $36.11.

Richard Deal

				Termination
				by Us
				Without
				Cause
				Following a
				Change in
			Termination	Control or by
			by Us	the NEO with
			Without	Good Reason
	Voluntary	Termination	Cause or by	Following a
	Termination	by Us For	NEO with	Change in
	by NEO	Cause	Good Reason	Control		Retirement	Disability		Death
Payment or Benefit	($)	($)	($)	($)		($)	($)		($)

Value of Cash Severance	—	—	135,000	355,000		—	—		—
Value of Benefits[1]	—	—	7,133	14,267		—	—		—
Market Value of Accelerated Stock Option Awards	—	—	—	111,981	[2]	—	111,981	[2]	111,981	[2]
Market Value of Accelerated Restricted Stock and Restricted Stock Unit Awards	—	—	—	361,100	[3]	—	361,100	[3]	361,100	[3]

[1]	The Company is obligated to provide benefits to Mr. Deal at existing levels for 6 months post-termination if his employment is terminated by the Company without cause and for 12 months if such a termination occurs following a change in control. The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

[2]	The amounts shown represent the in-the-money value of unexercisable stock options that would immediately become exercisable upon the applicable triggering event, based on the Company’s closing stock price on September 28, 2007, of $36.11.

[3]	The amounts shown represent the restricted stock and restricted stock units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 28, 2007, of $36.11.

Bernhard Nann

				Termination
				by Us
				Without
				Cause
				Following a
				Change in
			Termination	Control or by
			by Us	the NEO with
		Termination	Without	Good Reason
	Voluntary	by Us	Cause or by	Following a
	Termination	Without	NEO with	Change in
	by NEO	Cause	Good Reason	Control		Retirement	Disability		Death
Payment or Benefit	($)	($)	($)	($)		($)	($)		($)

Value of Cash Severance	—	—	150,000	375,000		—	—		—
Value of Benefits[1]	—	—	9,007	18,014		—	—		—
Market Value of Accelerated Stock Option Awards	—	—	—	37,050	[2]	—	37,050	[2]	37,050	[2]
Market Value of Accelerated Restricted Stock and Restricted Stock Unit Awards	—	—	—	884,695	[3]	—	884,695	[3]	884,695	[3]

[1]	The Company is obligated to provide benefits to Mr. Nann at existing levels for 6 months post-termination if his employment is terminated by the Company without cause and for 12 months if such a termination occurs following a change in control. The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

[2]	The amounts shown represent the in-the-money value of unexercisable stock options that would immediately become exercisable upon the applicable triggering event, based on the Company’s closing stock price on September 28, 2007, of $36.11.

[3]	The amounts shown represent the restricted stock and restricted stock units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 28, 2007, of $36.11.

Eric Educate

				Termination
				by Us
				Without
				Cause
				Following a
				Change in
			Termination	Control or by
			by Us	the NEO with
			Without	Good Reason
	Voluntary	Termination	Cause or by	Following a
	Termination	by Us For	NEO with	Change in
	by NEO	Cause	Good Reason	Control		Retirement	Disability		Death
Payment or Benefit	($)	($)	($)	($)		($)	($)		($)

Value of Cash Severance	—	—	165,000	420,000		—	—		—
Value of Benefits[1]	—	—	5,745	11,490		—	—		—
Market Value of Accelerated Stock Option Awards	—	—	—	127,125	[2]	—	127,125	[2]	127,125	[2]
Market Value of Accelerated Restricted Stock and Restricted Stock Unit Awards	—	—	—	300,905	[3]	—	300,905	[3]	300,905	[3]
Totals

[1]	The Company is obligated to provide benefits to Mr. Educate at existing levels for 6 months post-termination if his employment is terminated by the Company without cause and for 12 months if such a termination occurs following a change in control. The amounts shown represent the total cost of COBRA premiums for continuing such benefits over the applicable time period.

[2]	The amounts shown represent the in-the-money value of unexercisable stock options that would immediately become exercisable upon the applicable triggering event, based on the Company’s closing stock price on September 28, 2007, of $36.11.

[3]	The amounts shown represent the restricted stock and restricted stock units that would immediately vest upon the applicable triggering event, based on the Company’s closing stock price on September 28, 2007, of $36.11.

Equity Compensation Plan Information

	Number of
	Securities to be		Number of Securities
	Issued upon		Remaining Available
	Exercise of	Weighted Average	for Future Issuance
	Outstanding	Exercise Price of	Under Equity
Plan Category	Options	Outstanding Options	Compensation Plans

Equity compensation plans approved by security holders[1]	10,035,296	$31.62	3,665,260[2]
Equity compensation plans not approved by security holders[3]	579,657	$31.03	1,939,327
Total	10,614,953	$31.70	5,604,587

[1]	Includes the Company’s adopted and not terminated equity compensation plans approved by stockholders under which Company securities (a) may be issued upon the exercise of outstanding options, and/or (b) are available for future issuance: the LTIP; four plans acquired as part of our acquisition of Braun Consulting, Inc. (collectively referred to as the “Braun Legacy Approved Plans”); and 6 plans or arrangements acquired as part of our acquisition of HNC Software, Inc. (collectively referred to as the “HNC Legacy Approved Plans”). A total of 68,412 shares of Common Stock are available for future issuance under the Braun Legacy Approved Plans and a total of 930,907 shares of Common Stock are available for future issuance under the HNC Legacy Approved Plans. Only two of the Braun Legacy Approved Plans have shares of Common Stock available for future issuance at September 30, 2007 — the Braun Consulting, Inc. 2002 Employee Long Term Stock Investment Plan, which has 61,729 shares available, and the Braun Consulting, Inc. 1999 Independent Director Stock Option Plan, which has 6,683 shares available. All Braun Legacy Approved Plans permitted the issuance of options, the exercise price of which was equal to the fair market value on the date of grant. The Braun Consulting, Inc. 2002 Employee

Long Term Stock Investment Plan permits the issuance of options through April 23, 2010, while the Braun Consulting, Inc. 1999 Independent Director Stock Option Plan permits the issuance of options through August 5, 2009. Under NYSE rules, use of these plans is limited, among other ways, to grants to persons who were not employed by the Company immediately prior to the Braun acquisition. No options have been issued under either of these plans since the Company’s acquisition of Braun in November 2004, and the Company has no present plans or commitments to issue additional options under these plans. The HNC Legacy Approved Plans and the number of shares of Common Stock available for future issuance at September 30, 2007, under each such plan are the following: 1998 Practical Control Systems Stock Option Plan, 66,855 shares; 1999 Onyx Technologies Stock Plan, 880 shares; 1999 Systems/Link Corporation Option Plan, 7,553 shares; the 1999 eHNC Equity Incentive Plan, 100,743 shares; 2000 Advanced Information Management Solutions, Inc. Plan, 167 shares; 2001 Equity Incentive Plan, 754,711 shares. Each of the HNC Legacy Approved Plans permits the issuance of options, the exercise price of which was equal to the fair market value on the date of grant. Each of the HNC Legacy Approved Plans permits the issuance of options through the tenth anniversary of the plan’s adoption. Under NYSE rules, use of HNC Legacy Approved Plans is limited, among other ways, to grants to persons who were not employed by the Company immediately prior to the HNC acquisition. No options have been issued under any of the HNC Legacy Approved Plans since the Company’s acquisition of HNC in August 2002, and the Company has no present plans or commitments to issue additional options under any of these plans.

[2]	Under the LTIP, a number of shares equal to 4% of the number of shares of our Common Stock outstanding on the last day of the preceding fiscal year are available for grant under that plan in each fiscal year. The amount shown in the table does not include the additional shares that became available for grant on October 1, 2007.

[3]	Includes the Company’s adopted and not terminated equity compensation plans not approved by stockholders under which Company securities (a) may be issued upon the exercise of outstanding options, and/or (b) are available for future issuance: the EIAP; the HNC 1998 Stock Option Plan; and an individual option grant to our Chairman of the Board. Mr. Battle has 16,875 vested options outstanding, granted to him on February 2002. These shares have an exercise price equal to the fair market value on the grant date. A total of 376,211 shares of Common Stock are available for future issuance under the HNC 1998 Stock Option Plan. All options granted under the HNC 1998 Stock Option Plan must be granted through the tenth anniversary of the plan’s adoption, must have an exercise price equal to the fair market value on the date of grant, and generally vest over four years.

How can stockholders submit proposals for the 2009 Annual Meeting and otherwise?

Under the SEC rules, if a stockholder wants us to include a proposal in our proxy statement and proxy card for our 2009 Annual Meeting, the proposal must be received by our Corporate Secretary, 901 Marquette Avenue, Suite 3200, Minneapolis, Minnesota 55402-3232, no later than 5:00 p.m. local time on September 10, 2008, to be considered for inclusion in the proxy statement and proxy card for that meeting. Stockholder communications to the Board, including any such communications relating to director nominees, may also be addressed to our Corporate Secretary at that address. The Board believes that no more detailed process for these communications is appropriate, due to the variety in form, content and timing of these communications. The Secretary will forward the substance of meaningful stockholder communications, including those relating to director candidates, to the Board or the appropriate committee upon receipt.

In order for business, other than a stockholder proposal included in our proxy statement and proxy card, to be properly brought by a stockholder before the 2009 Annual Meeting, the stockholder must give timely written notice thereof to the Corporate Secretary and must otherwise comply with our Bylaws. Our Bylaws provide that, to be timely, a stockholder’s notice must be received by our Corporate Secretary at our principal executive offices no fewer than 60 days nor more than 90 days prior to the scheduled date of the Annual Meeting. If the Company gives fewer than 70 days’ notice or prior public disclosure of the scheduled meeting date, then, to be timely, the stockholder’s notice must be received no later than the earlier of (a) the close of business on the tenth day following the day on which such notice was mailed or such disclosure was made, whichever occurs first, and (b) two days prior to the scheduled meeting date.

Can I access the Proxy Material on the Internet?

Yes. The Proxy Material is located on our website at www.fairisaac.com.

May I request a copy of the Company’s Annual Report on Form 10-K?

Yes. We will mail without charge, upon written request, a copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2007, including the consolidated financial statements, schedules and list of exhibits and any particular exhibit specifically requested. Requests should be sent to: Fair Isaac Corporation, 901 Marquette Avenue, Suite 3200, Minneapolis, Minnesota 55402-3232, Attn: Investor Relations. The Annual Report on Form 10-K is also available under the “Investor” tab on our website at www.fairisaac.com.

By Order of the Board of Directors

Mark R. Scadina
Senior Vice President, General Counsel and Secretary

Dated: December 19, 2007

PROXY

PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING FEBRUARY 5, 2008

     The undersigned hereby appoints Mark R. Scadina, Nancy E. Fraser or Charles M. Osborne, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse, all the shares of Common Stock of Fair Isaac Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on February 5, 2008, or any postponement or adjournment thereof.

THIS PROXY WHEN EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1 (SUBJECT TO DISCRETIONARY ALLOCATION OF VOTES BY THE PROXIES IN THE EVENT CUMULATIVE VOTING IS APPLICABLE, AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT) AND “FOR” PROPOSAL 2.

(Continued and to be signed on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲
▼ IF YOU PLAN TO ATTEND THE MEETING ▼

Admission Ticket
FAIR ISAAC CORPORATION
2008 ANNUAL MEETING OF STOCKHOLDERS
ADMISSION TICKET
Please present this ticket for admittance of the
stockholder(s) named above. Admittance will be
based upon availability of seating.

Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

1.	Election of Directors		2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the current fiscal year.		3.	In their discretion upon such other business as may properly come before the meeting.
	FOR ALL NOMINEES BELOW (except as indicated)	WITHHOLD FOR ALL NOMINEES BELOW (except as indicated)
			FOR	AGAINST	ABSTAIN
	☐	☐	☐	☐	☐

Nominees:	01 A. George Battle	02 Tony J. Christianson
	03 Nicholas F. Graziano	04 Mark N. Greene
	05 Alex W. Hart	06 Guy R. Henshaw			(Note: Sign exactly as your name appears on this proxy card. If shares are held jointly, each holder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If corporation or partnership, please sign in firm name by authorized person.)
	07 James D. Kirsner	08 William J. Lansing
	09 Allan Z. Loren	10 Margaret L. Taylor
(INSTRUCTION: To WITHHOLD authority to vote for any individual nominee, write that nominee’s name in the space provided below.)			I plan to attend the Meeting:	☐

Signature(s)	Dated	, 2008 Title or Authority

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE PROVIDED SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED ENVELOPE WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

▲ FOLD AND DETACH HERE ▲
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting are available through 11:59 PM Eastern Time the business day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone 1-866-540-5760		Mail
http://www.proxyvoting.com/fic				Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR

You can view our Annual Report and	If you vote your proxy by Internet or telephone,
Proxy Statement on our anonymous web-	you do NOT need to mail back your proxy card.
site link at: http://investors.fairisaac.com/
phoenix.zhtml?c=67528&p=proxy
▼IF YOU PLAN TO ATTEND THE MEETING▼

Each stockholder may be asked to present valid picture identification, such as driver’s license or employee identification badge, in addition to this admission ticket.

PLEASE ADMIT:	Admission Ticket	NON-TRANSFERABLE
FAIR ISAAC CORPORATION
2008 ANNUAL MEETING
OF STOCKHOLDERS
ADMISSION TICKET
Please present this ticket for admittance of the
stockholder(s) named above. Admittance will be
based upon availability of seating.